UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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The South Financial Group, Inc.

(Name of Registrant as Specified in Its Charter)

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[Date]

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of The South Financial Group, Inc. (the “Company”), I cordially invite you to attend the Company’s Annual Meeting of Shareholders. The meeting will be held at held at the Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Tuesday, May 18, 2010, at 10:30 a.m.

At the meeting, shareholders will vote (1) on the election of Company directors, (2) to increase our authorized common stock, (3) to authorize a reverse stock split, (4) to authorize additional shares for issuance under the Company’s Employee Stock Purchase Plan, (5) to ratify (in an advisory capacity) the Company’s executive compensation and (6) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

The Board of Directors recommends that you vote FOR the election of the director nominee named in the accompanying proxy statement and FOR the approval of each of the other proposals.

This year, we are using a Securities and Exchange Commission rule to furnish our Proxy Statement and 2009 Annual Report on Form 10-K over the Internet to shareholders. This means that most shareholders will not receive paper copies of these documents as in prior years. Instead, these shareholders will receive only a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the Internet, including how shareholders may submit proxies by telephone or over the Internet. This rule allows us to lower the costs of delivering the proxy materials and reduce the environmental impact of the meeting. If you received only the Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting printed copies included in the Notice.

I encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then vote by submitting your proxy as promptly as possible. Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Thank you for your attention to this important matter.

Very truly yours,

H. Lynn Harton
President and Chief Executive Officer

Notice of 2010 Annual Meeting of Shareholders May 18, 2010

The 2010 Annual Meeting of Shareholders of The South Financial Group, Inc. (“TSFG”) will be held at the Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Tuesday, May 18, 2010, at 10:30 a.m. for the following purposes:

(1)	to set the number of Directors at 9 persons and elect one Director;
(2)	to approve an amendment to our Articles of Incorporation setting the number of authorized common shares at 1.35 billion (as described herein);
(3)
to approve an amendment to our Articles of Incorporation to effect a reverse stock split of our common stock by a ratio of not less than one-for-five and not more than one-for-fifty, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion;

(4)	to amend TSFG's Employee Stock Purchase Plan as provided herein;
(5)	to vote on a nonbinding resolution to ratify the compensation of the Named Executive Officers set forth in this Proxy Statement;
(6)	to ratify the appointment of PricewaterhouseCoopers LLP as TSFG’s independent registered public accounting firm for fiscal year 2010; and
(7)	to transact any other business that may properly come before the Annual Meeting and any adjournment.

Holders of record of common stock and shares eligible to vote as a single class with common stock at the close of business on March 22, 2010 are entitled to notice of, and to vote at, the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting: This Proxy Statement and TSFG’s Annual Report on Form 10-K are available at www.thesouthgroup.com/proxy. Our Proxy Statement is attached to this Notice of 2010 Annual Meeting of Shareholders. Financial and other information concerning TSFG is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials by sending you a full set of proxy materials, including a proxy card, or by notifying you of the availability of our proxy materials on the Internet. In accordance with SEC rules, you may access our Proxy Statement at www.thesouthgroup.com/proxy, which does not have “cookies” that identify visitors to the site.

       By order of the Board of Directors,

        William P. Crawford, Jr., Secretary

Greenville, South Carolina
March [__], 2010

Shareholders are urged to sign and return the proxy card promptly in the envelope provided, or vote via telephone or the Internet, all as described in the attached proxy statement.

Proxy Statement

For the Annual Meeting of Shareholders
to be held on May 18, 2010, at 10:30 a.m.
at the Gunter Theatre, The Peace Center for the Performing Arts,
300 South Main Street, Greenville, SC 29601

General Information

This Proxy Statement and the enclosed proxy materials relate to the Annual Meeting of Shareholders of The South Financial Group, Inc. (the “Company” or “TSFG”) to be held on May 18, 2010, at 10:30 a.m. at the Gunter Theatre, 300 South Main Street, Greenville, South Carolina. These proxy materials are being furnished by TSFG in connection with a solicitation of proxies by TSFG’s Board of Directors (the “Board”) and are being mailed on or about March [__], 2010.

Who May Vote at the Annual Meeting

These proxy materials are provided to holders of TSFG's common stock and its Mandatory Convertible Non-Cumulative Preferred Stock Series 2008 (which votes along with the common stock as a single class) who were holders of record on March 22, 2010 (the “Record Date”). Only holders of record on the Record Date of TSFG common stock and TSFG Mandatory Convertible Non-Cumulative Preferred Stock Series 2008 (the “Convertible Preferred Stock”) are entitled to vote at the Annual Meeting. On the Record Date, [__] shares of TSFG common stock and 4,650 shares of TSFG Convertible Preferred Stock were outstanding. Holders of the Convertible Preferred Stock are entitled to vote as a single class with the holders of the TSFG common stock and, on an as-converted basis, are entitled to 715,383 votes. In the case of Proposal No. 2 – Approval of Articles of Amendment Setting Authorized Common Stock and Proposal No. 3 – Approval of Articles of Amendment to Effect a Reverse Stock Split, holders of the TSFG common stock are also entitled to vote as a separate class without the Convertible Preferred Stock.

Dividend Reinvestment Plan Shares. If you are a participant in TSFG’s Dividend Reinvestment Plan, the number shown on the proxy card includes shares held for your account in that plan.

Employee Benefit Plan Shares. If you are a current employee participant of a TSFG employee benefit plan that allows participant-directed voting of TSFG stock held in that plan, you will receive electronic notification of the opportunity to vote the shares you hold in that plan. If you are not an employee of TSFG but hold TSFG common stock in a TSFG employee benefit plan, you may vote your shares by completing, signing, dating and returning the proxy card in accordance with the instructions provided. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in accordance with management’s recommendation.

Voting and Proxy Procedures

Each share of TSFG common stock and each share of common stock underlying the Convertible Preferred Stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. Proxy cards are provided to facilitate voting.

We have decided to use the Notice and Access rule adopted by the Securities and Exchange Commission (the “SEC”) to provide access  to our proxy materials over the Internet instead of mailing a printed copy of the proxy materials to each shareholder. As a result, on or about March [__],  2010, we will mail to most shareholders only a Notice of Internet Availability of Proxy Materials (the “Notice”) that tells them how to access and review the information contained in the proxy materials over the Internet and how to vote their proxies by telephone or over the Internet. If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions for requesting printed copies included in the Notice.

If your shares are registered in your name, you may vote your shares by telephone, by Internet, or by completing, signing, dating and returning the proxy card in the postage-paid envelope provided. Simply follow the easy instructions on the proxy card or Notice provided. You may also vote in person at the Meeting. Execution of the proxy card or voting via telephone or Internet will not affect your right to attend the Annual Meeting. If your shares are held in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares by telephone, by Internet, or by signing, dating and returning the voting instruction form in the enclosed postage-paid envelope. If you desire to vote in person at the Annual Meeting, you must provide a legal proxy from your bank, broker or other nominee.

Shares of TSFG common stock and the Convertible Preferred Stock for which instructions are received will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, we will vote them FOR each of the Items proposed and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting and any adjournment.

Revocation of Proxies

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:
•
Submitting another proper proxy with a more recent date than that of the earlier proxy by (1) following the telephone voting instructions, (2) following the Internet voting instructions, or (3) completing, signing, dating and returning a proxy card to TSFG’s Corporate Secretary.

•	Sending written notice of revocation to TSFG’s Corporate Secretary.
•	Attending the Annual Meeting and voting by ballot (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy).

If you hold your shares in “street name” through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by TSFG’s Corporate Secretary at or prior to the Annual Meeting.

Quorum

Holders representing a majority of the outstanding shares of TSFG common stock, including the shares of common stock underlying the Convertible Preferred Stock, present in person or by proxy, are necessary to constitute a quorum. Broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present but does not vote on a proposal) are included for purposes of determining whether or not a quorum exists.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with TSFG’s Bylaws will be considered. Aside from the six Items listed above in the Notice of Annual Meeting, TSFG does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting and any adjournment, the proxy holders will vote them in accordance with their best judgment.

Should the Nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Nominating and Corporate Governance Committee of the Board of Directors and nominated by the Board. TSFG has no reason to believe that the Nominee will be unable or unwilling to serve if elected to office.

The applicable SEC regulations require that TSFG disclose a recent closing stock price. Accordingly, the closing price of the TSFG common stock as of March 15, 2010 was $0.83. TSFG’s principal executive offices are located at 102 S. Main Street, Greenville, South Carolina 29601.

Table of Contents

General Information	1
Table of Contents	3
Proposal No. 1 - Election of Directors	4
Information about the Board of Directors	6
Role and Functioning of the Board	8
Director Compensation	9
Board Committees	9
Committee Membership	11
Corporate Governance Matters	11
Majority Voting Policy for Directors	11
Attendance at Annual Meetings	11
Code of Ethics and Code of Conduct	12
Communications from Shareholders to Directors	12
Policy Regarding Consideration of Director Candidates Recommended by Shareholders	12
Process of Evaluating Director Candidates	13
Determinations with Respect to the Independence of Directors	13
Audit Committee Matters	13
Audit Committee Report	13
Audit Fees	14
Audit Committee Financial Expert	15
Audit Committee Pre-Approval Policy	15
Stock Ownership	15
Directors and Executive Officers	15
5% Beneficial Owners	16
Executive Compensation	17
Compensation Discussion and Analysis	17
Compensation Committee Report	31
Description of Compensation Committee	33
Compensation Committee Interlocks and Insider Participation	33
Summary Compensation Table	34
Grants of Plan-Based Awards	35
Outstanding Equity Awards at Fiscal Year End	35
Option Exercises and Stock Vested	36
Supplemental Executive Retirement Plans	36
Nonqualified Deferred Compensation Plan	36
Potential Payments Upon Termination or Change in Control	37
Equity Compensation Plan Data	43
Proposal No. 2 – Approval of Articles of Amendment Setting Authorized Common Stock	43
Proposal No. 3 – Approval of Articles of Amendment to Effect a Reverse Stock Split	45
Proposal No. 4 – Approval of Certain Amendments to TSFG's Employee Stock Purchase Plan	52
Proposal No. 5 – Nonbinding Vote with Respect to Executive Compensation	54
Proposal No. 6 - Ratification of PricewaterhouseCoopers LLP as TSFG’s independent registered public accounting firm for 2010	55
Related Person Matters	55
Miscellaneous Matters Related to the Annual Meeting	56
Householding of Proxy Statement, Form 10-K and Annual Report to Shareholders	56
Expenses of Solicitation	57
Proposals by Shareholders for 2010 Annual Meeting	57
Section 16(a) Beneficial Ownership Reporting Compliance	57
Financial Information	58
Annex A – Text of Articles of Amendment Setting Authorized Common Stock	59
Annex B – Text of Articles of Amendment to Effect a Reverse Stock Split	60

Proposal No. 1 - Election of Directors

General Information Regarding Election of Directors

Management proposes to set the number of Directors at nine persons. The number of Directors may be set by the shareholders, but also may be amended by the Board between annual meetings, subject to specific limitations set forth in South Carolina law.

Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees will not be considered to be either affirmative or negative votes. Shareholders do not have cumulative voting rights with respect to the election of Directors.

Notwithstanding the foregoing, the Board has adopted a “Majority Voting Policy,” which requires that any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his/her election than votes “for” such election promptly tender his/her resignation to the Company. This is discussed in greater detail below under “Majority Voting Policy for Directors.”

Until the 2008 Annual Meeting of Shareholders, the Board of Directors had been divided into three classes. At that annual meeting, TSFG’s shareholders approved an amendment to TSFG’s Articles of Incorporation phasing out the classified nature of the TSFG Board. The effect of this is that the 2008 class of Directors were elected for a three-year term; the 2009 class of Directors were elected for a two-year term; and the 2010 class of Directors to be elected at this Annual Meeting will be elected for a one-year term. Going forward, the entire Board will be elected to one-year terms, thereby eliminating the “classified” board structure.

Information on Nominee and Directors

The Board of Directors proposes to nominate to the Board the one person listed as Nominee below. Two existing directors whose terms end at this Annual Meeting, Challis M. Lowe and J. W. Davis, elected not to stand for re-election. In more typical circumstances, the class of nominees would be roughly one-third of the Board. However, because TSFG is transitioning to a non-classified board (as described above) and in light of the decisions of Ms. Lowe and Mr. Davis, the Board is only submitting one Nominee. The Nominee is currently serving as a Director. Unless authority to vote for the Nominee is withheld, the persons named in the enclosed proxy card intend to vote for the election of this Nominee.

The Board believes the Nominee will be available to serve as a Director. However, should the Nominee become unable to serve, the persons named in the enclosed proxy card intend to vote for the election of such other person as the Nominating and Corporate Governance Committee of the Board of Directors may recommend. The table below sets forth information regarding the Nominee and continuing Directors, including their name, age, period they have served as a Director, and occupation over the past five years.

Nominee for Director to be elected at the 2010 Annual Meeting of Shareholders for Terms Ending 2011
William S. Hummers III
Mr. Hummers joined TSFG in June 1988 as Chief Financial Officer. In 2005, he transitioned from Chief Financial Officer to become the Chief Risk and Administrative Officer, and he retired on December 31, 2006. He is also a director of World Acceptance Corporation, a publicly-trading consumer finance company, where he has served as the financial expert on its audit committee. Prior to his employment with TSFG, Mr. Hummers served in senior financial officer positions with Southern Bank, a publicly-held financial institution headquartered in Greenville, SC. We believe Mr. Hummers’ long history with TSFG, his financial expertise, his experience on other public and civic boards, and his extensive knowledge of the banking industry, and specifically his knowledge of regional banks, well qualify him to serve on TSFG’s Board of Directors.

Age: 64 Director since 1990

Continuing Directors Whose Terms End at the 2011 Annual Meeting of Shareholders
H. Lynn Harton
Mr. Harton was appointed President and CEO of TSFG on February 9, 2009. Mr. Harton joined TSFG in February 2007 as Chief Risk and Credit Officer and served in various capacities until his appointment as interim CEO in November 2008. From June 2004 to December 2006, he served as Chief Credit Officer for Regions Financial Corporation, a bank holding company headquartered in Birmingham, AL. From June 2003 to June 2004, he served as Chief Credit Officer for Union Planters Corporation, a bank holding company headquartered in Memphis, Tennessee. Prior to 2003, he spent more than 20 years in various credit and lending related roles at BB&T, a bank holding company headquartered in Winston Salem, NC. We believe Mr. Harton’s successful career in the financial industry and his banking expertise, particularly in the area of credit management, well qualify him to serve on the TSFG Board of Directors.

Age: 48 Director since 2009
M. Dexter Hagy
Mr. Hagy is President of Soma Development, LLC, an intellectual property firm founded in 2004 specializing in the design and development of medical devices and headquartered in Greenville, South Carolina. Mr. Hagy is also a principal of Vaxa Capital Management, LLC, an investment management firm formed in 1995, also headquartered in Greenville, South Carolina. Through the years, Mr. Hagy has served as the chief executive officer of a number of companies, director of a number of public and private companies, including Multimedia, Inc., and has been a leader in many high-profile statewide and regional organizations. We believe that his varied background and experience well qualify him to serve on the TSFG Board of Directors.

Age: 65 Director since 1993
H. Earle Russell, Jr.
Dr. Russell is a surgeon in Greenville, South Carolina with Greenville Surgical Associates, and is a leading member of the Greenville medical community. In addition to private investments, Dr. Russell has been serving in a director capacity for financial institutions since the 1980’s. We believe that Dr. Russell’s perspective as a physician brings a unique perspective to the Board of Directors and that, together with his experience with financial institutions, well qualify him to serve on the TSFG Board of Directors.

Age: 68 Director since 1997
Jon W. Pritchett
Mr. Pritchett serves as President and CEO of Nextran Corporation, which operates a network of Mack and Volvo heavy truck dealerships in Florida, Georgia and Alabama. He is also President of Pritchett Trucking, Inc., a transportation company. Mr. Pritchett has previously served as a director for public and privately-held financial institutions. We believe that his financial and business experience well qualify him to serve on the TSFG Board of directors.

Age: 48 Director since 2004

Edward J. Sebastian Age: 63 Director since 2001
Mr. Sebastian is a private investor and serves as an advisor to several private entities. From 1986 to 1999, Mr. Sebastian served as Chairman/CEO of Resource Bancshares Corporation, a publicly-traded financial services company, and Chairman/CEO of Resource Bancshares Mortgage Group, Inc., a publicly-traded mortgage banking company. These and other companies led by Mr. Sebastian have operated banks, as well as a wide variety of other financial operations, including leasing, credit card, and mortgage servicing operations. Mr. Sebastian is an accountant by training, and is a director of JMP Group, Inc., a holding company which owns investment banking and other financial operations. Mr. Sebastian serves as the financial expert and Chairman of the Audit Committee of JMP Group, Inc. We believe Mr. Sebastian’s financial expertise, business background and banking industry experience well qualify him to serve on TSFG’s Board of Directors.

John C.B. Smith, Jr.
Mr. Smith is owner of John C.B. Smith Real Estate and is Of Counsel to the law firm of Nelson Mullins Riley & Scarborough LLP in Columbia, SC. Prior to 2006, he was Of Counsel to the law firm of Nexsen/Pruet LLP in Columbia, SC. Mr. Smith has an extensive history of community, business and professional involvement. He is also Chairman Emeritus of the University of South Carolina Educational Foundation, and has served as director of many entities and commissions, including Chairman of the Board of Trustees for the Sisters of Charity Foundation of South Carolina and the SC Education Lottery Commission. Mr. Smith also has extensive experience in real estate. He was a managing partner for a major South Carolina law firm and is a former adjunct professor of trial advocacy for the University of South Carolina School of Law. We believe that Mr. Smith’s legal background and business expertise well qualify him to serve on TSFG’s Board of Directors.

Age: 65 Director since 2001
William R. Timmons III
Mr. Timmons is Senior Vice President of Investments, Secretary and Treasurer of Canal Insurance Company, a nationwide insurer of commercial motor vehicles headquartered in Greenville, South Carolina. During his tenure with Canal Insurance, Mr. Timmons has been responsible for the investment management function, which includes a securities portfolio of approximately $1 billion.  He is also a principal in several family real estate related companies. These companies engage in a wide variety of real estate activities, including the ownership and management of timber, resort, commercial, industrial and retail properties. Mr. Timmons has also served on the board on a number of important organizations, including the Furman University Board of Trustees. We believe Mr. Timmons’ real estate background and financial experience well qualify him to serve on TSFG’s Board of Directors.

Age: 58 Director since 2002
David C. Wakefield III
Mr. Wakefield has served as President of Wakefield Enterprises, LLC, a commercial real estate sales and development company, since 1998. Prior to his establishing Wakefield Enterprises, LLC, Mr. Wakefield worked for over twenty years in the banking/thrift industry, serving in capacities ranging from head of lending to President & CEO and Vice Chairman of First Southeast Corporation, which operated First Federal Savings & Loan Association. First Southeast, which had approximately $400 million in assets, was acquired by TSFG in 1997. We believe Mr. Wakefield’s real estate background and banking industry experience well qualify him to serve on TSFG’s Board of Directors.

Age: 66 Director since 1997

Information About the Board of Directors

Role and Functioning of the Board

The Board of Directors is the ultimate decision-making body of TSFG, except for those matters reserved to the shareholders. It selects the Company’s executive officers, which are charged with the conduct of TSFG’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and monitors its performance.

The Board of Directors has the responsibility for overseeing the affairs of TSFG and, thus, an obligation to keep informed about TSFG’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to TSFG.

Periodically, TSFG management discusses, develops and refines TSFG’s long-range strategic plan and overall corporate strategy. Specific operating priorities are developed to effectuate TSFG’s long-range plan. The advice of third party investment bankers is often sought in this process. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the general conclusions reached at its meetings with the Board, and seeks approval of the overall corporate strategy and long-range operating plan. These Board meetings involve both management presentations and input from the Board regarding the assumptions, priorities and objectives that will form the basis for management’s strategies and operating plans. At subsequent Board meetings, the Board continues to substantively review TSFG’s progress against its strategic goals and to exercise oversight regarding strategic areas of importance.

TSFG has formulated a standing agenda for each of the regular meetings of the Board of Directors throughout the year. This agenda is reviewed and approved by the Board of Directors annually. A primary purpose of this agenda is to ensure that the Board complies with the terms of its Corporate Governance Charter. Additional agenda items may be added as necessary or as requested by a Board member. The Board typically invites members of senior management to attend Board meetings or portions thereof for the purpose of participating in discussions.

           TSFG’s Bylaws provide for the election of a Chairman (currently John C.B. Smith, Jr.) from among those Directors who are “Independent Directors” within the meaning of applicable SEC and NASDAQ Stock Market regulations. The Bylaws also provide that the Chairman shall (1) consult with outside Directors and represent such Directors in discussions with management of TSFG on corporate governance issues and other matters, (2) ensure that the Board, committees of the Board, individual Directors and senior management of the Corporation understand and discharge their duties and obligations under TSFG’s system of corporate governance, (3) mentor and counsel new members of the Board to assist them in becoming active and effective Directors, (4) conduct Director evaluations, lead executive sessions on CEO evaluation and conduct conversations with the CEO, and (5) perform such other duties and responsibilities as may be required from time to time. The Board of Directors has also elected a Vice Chairman (currently Mr. Timmons), who is an Independent Director, who will perform the duties of the Chairman in his absence, and otherwise provide advice and counsel to the Chairman.

TSFG currently has an independent chairman separate from the CEO. The Board believes it is important to maintain flexibility in its board leadership structure and has had in place different leadership structures (such as a lead independent director) over the past few years, depending on the Company’s needs at the time. TSFG’s corporate governance guidelines currently require an independent chairman, whose responsibilities include leading the executive sessions of the non-management directors at board meetings. The current arrangement was instituted in the fourth quarter of 2008, at a point in time when TSFG was in transition, due to the retirement of the Company’s founding CEO and then chairman. For some period of time, the Company was led by an “operating council” of three executive officers and an independent chairman was appointed. Additionally, as reported by the Company in April 2009, the terms of the settlement of two shareholders lawsuits brought in connection with the retirement of the Company’s founding CEO, the Company has agreed that through March 31, 2014, it will maintain an independent Chairman of its Board of Directors and that such Chairman’s term will be limited to four years.

Executive sessions, or meetings of outside Directors without management present, are held at regular intervals for both the Board and the Committees. The Chairman of the Board or the chair of the Committee generally presides at executive sessions of non-management Directors. The Board meets in executive session a minimum of two times each year.

The Board of Directors met 17 times during 2009. All members attended at least 75% of the Board meetings except Ms. Moore. Ms. Moore resigned from the Board of Directors effective December 31, 2009. All members attended at least 75% of the meetings of Committees on which they served.

Board’s Role in Risk Oversight

Risk oversight is the responsibility for the Board of Directors collectively and individually. The Board fulfills this responsibility through a combination of oversight with respect to direct Board reports from management, and the delegation of specific risk monitoring to its committees, which in turn provide reports to the full Board at each regular meeting. Notwithstanding the foregoing, the Board believes that its role is one of oversight, recognizing that management is responsible for executing TSFG’s risk management policies.

At each regular meeting, the Board’s standing agenda requires reports from each of the Chief Credit Officer, the Chief Financial Officer and the Chief Risk Officer, who collectively are responsible for all risk areas. Their agenda items are designed to elicit information with respect to each of these areas. TSFG does not concentrate the delegation of the Board’s responsibility for risk oversight in a single committee. Instead, each of its committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the Board of Directors on its findings. To ensure proper coverage and review of the various risk areas, the Company has developed a risk matrix of roughly 28 different types of risk, representing substantially all of the non-compensation related risks. This matrix assigns primary and in many cases, secondary responsibility for the particular risk area between the Audit Committee and the Risk Committee. In general, the Audit Committee is primarily responsible for financial reporting, legal and regulatory types of risk, whereas the Risk Committee is primarily responsible for credit, market and liquidity type risks. Compensation-related risks, including certain TARP-compliance matters, are delegated to the Compensation Committee, and are discussed in further detail below.

Director Compensation

For the first half of 2009, standard non-employee Director compensation included an annual Board service retainer of $49,000 per year, meeting fees of $2,000 for each Board meeting attended and $1,500 for each Committee meeting attended. For the first half of 2009, chairman service retainers were paid to the Board Chairman ($50,000), Board Vice Chairman ($20,000), Audit Committee Chairman ($20,000), Risk Committee Chairman ($15,000) and Compensation Committee Chairman ($15,000). Of the retainers, $33,000 of the Board service retainer and 60% of the committee chair retainers were paid quarterly in the form of stock valued at fair market value at the time of grant. The balance of the retainers, and any additional fees for meeting attendance, were paid in cash.

Effective July 1, 2009, service retainers were reduced to $45,000 per year, meeting fees were reduced from $2,000 to $1,000 per meeting, committee meeting fees were eliminated but committee members who were not committee chairs were given an annual $10,000 stipend per committee (excluding members of the Nominating and Corporate Governance Committee). Committee chairman service retainers were $25,000 for the Audit Committee Chairman, $20,000 for the Compensation Committee Chairman and $15,000 for the Risk Committee Chairman. Board Chairman and Vice Chairman retainers were unchanged. Beginning in July 2009, all fees were paid in cash due in part to the Company’s desire to preserve authorized by unissued shares for capital transactions.

Subsequent to year end, and effective February 10, 2010, Director compensation was amended to be as follows: standard non-employee Director compensation is comprised of an annual retainer of $32,500 and meeting fees of $750 per each Board meeting attended (up to a maximum of 12 meetings). Chairman service retainers are paid to the Board Chairman ($15,000), Audit Committee Chairman ($12,500), Risk Committee Chairman ($10,000) and Compensation Committee Chairman ($10,000). The Vice Chairman of the Board of Directors has declined to accept any service retainer for 2010. Additionally, non-chairman committee members receive annual service retainers of $5,000 per committee for service on the Audit Committee, Risk Committee, Compensation Committee and Nominating and Corporate Governance Committee. No service retainer is paid to members of the Executive Committee.

The option to elect medical coverage similar to that of employees, and at the same contribution rates, is offered to Directors under the age of 65 if no coverage is available to them through other employers. Employee-directors receive no compensation for service as Directors.

The following table sets forth information regarding compensation paid to the Directors of TSFG (other than Directors who are also Named Executive Officers in this Proxy Statement) for services rendered during the year which ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William P. Brant (2)	$ 80,000	$ 16,499	−	−	$ 6,000	$ 102,499
J. W. Davis(3)	−	−	−	−	325,009	325,664
M. Dexter Hagy	91,250	16,499	−	−	−	107,749
Donald T. Heroman	34,125	−	−	−	−	34,125
William S. Hummers III (4)	57,500	16,499	−	−	12,254	76,253
Challis M. Lowe (5)	85,000	20,988	−	−	3,186	109,174
Darla D. Moore	49,000	16,499	−	−	−	65,499
Jon W. Pritchett	100,750	20,988	−	−	−	121,738
H. Earle Russell, Jr. (6)	59,500	16,499	−	−	11,000	86,999
Edward J. Sebastian (5)	86,500	22,498	−	−	5,687	114,685
John C. B. Smith, Jr. (5)	106,000	35,248	−	−	4,526	145,774
William R. Timmons III (7)	107,250	26,247	−	−	5,000	138,397
David C. Wakefield III (8)	82,000	16,499	−	−	45,343	143,842
Mack I. Whittle, Jr. (9)	27,500	21,997	−	−	784,156	833,653
(1)
The stock awards granted to outside Directors included in the table above were fully vested on the date of grant. The number of shares of TSFG stock underlying stock options outstanding as of December 31, 2009 for each of the Directors was: Mr. Brant 10,187, Mr. Davis 30,272, Mr. Hagy 12,169, Dr. Russell 9,187, Mr. Sebastian 5,483, Mr. Smith 9,187, Mr. Timmons 7,483 and Mr. Wakefield 12,169. See Note 27 to the audited consolidated financial statements included in TSFG’s Annual Report on Form 10-K filed on March 16, 2010 with the SEC for the computation of the fair value used in determining compensation expense for stock options and restricted stock unit awards granted in accordance with FASB ASC Topic 718.

(2)	All Other Compensation consists of fees paid for service on a committee of the Board of TSFG's bank subsidiary.
(3)
Mr. Davis was an employee of TSFG during 2009 and received no compensation for his service on the Board of Directors. The amount shown in the All Other Compensation column consists of (1) $288,750 in base salary, (2) $8,978 contributed to the TSFG 401(k) Plan, (3) $8,020 in premiums paid on behalf of Mr. Davis with respect to insurance not generally available to all TSFG employees, (4) $61 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units awards, (5) $655 paid in fees for club memberships, and (6) $19,200 paid in auto allowance.

(4)
At December 31, 2009, Mr. Hummers held unvested restricted stock units totaling 10,000 shares. All Other Compensation consists of (1) $6,000 in meeting fees paid in connection with Mr. Hummers' service on a committee of the Board of TSFG's bank subsidiary, and (2) $6,254 for premiums for medical coverage elected by Mr. Hummers paid by TSFG.

(5)	All Other Compensation consists of premiums for medical coverage paid by TSFG.
(6)
All Other Compensation consists of (1) $6,000 in meeting fees paid to Dr. Russell for his service on a committee of the Board of TSFG's subsidiary bank, and (2) $5,000 paid in connection with TSFG's charitable contribution matching program.

(7)	All Other Compensation represents the amount paid on behalf of Mr. Timmons in connection with TSFG's charitable contribution matching program.
(8)
All Other Compensation consists of (1) $5,000 paid in connection with TSFG's charitable contribution matching program, (2) $31,543 as an annual retirement payment, (3) $2,800 for premiums for medical coverage provided to Mr. Wakefield pursuant to a director retirement arrangement entered into by an entity acquired by TSFG, for which no services must be provided by Mr. Wakefield, and (4) $6,000 which is the value of office space provided to Mr. Wakefield.

(9)
All Other Compensation consists of items provided pursuant to Mr. Whittle’s retirement agreement including (1) $133,901 in premiums for life and disability insurance, (2) $15,000 in matching charitable contributions, (3) $23,200 for tax preparation and financial planning services, (4) $44,640 paid in car allowance, (5) $87,547 in taxes paid for certain benefit and contractual obligations, (5) $17,970 paid for annual physical examination and other medical coverage expenses, and (6) $461,898 in interest expanse related to Mr. Whittle’s SERP.

Board Committees

It is the policy of TSFG that major decisions be considered by the Board as a whole. Consequently, the Board’s Committee structure is limited to those Committees considered to be appropriate for the operation of a publicly owned company. Currently there are five standing committees: the Audit Committee, the Risk Committee, the Compensation Committee, the Executive Committee, and the Nominating and Corporate Governance Committee, each of which has a written charter adopted by the Board.

From time to time, the Board of Directors also establishes ad hoc committees (such as pricing or strategic initiatives committees for capital transactions and a succession committee regarding CEO succession). These committees are comprised of Directors selected by the Board, meet as appropriate and discharge the specific tasks assigned to them by the Board of Directors. There are no pre-determined guidelines for independence, though it is often a specific factor in determining membership.

The Audit Committee, the Compensation Committee, the Risk Committee, and the Nominating and Corporate Governance Committee are made up of only Independent Directors. The current charter for each of the Board’s standing committees is available on TSFG’s website at www.thesouthgroup.com under the Corporate Governance tab.

Audit Committee. The Audit Committee assists the Board in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by TSFG to governmental bodies (such as the SEC) or the public; TSFG’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and TSFG’s auditing, accounting and financial reporting processes generally. For further information concerning the work of the Audit Committee, see “Audit Committee Report” below and the Audit Committee Charter which is attached as Appendix A. The Audit Committee met twelve times in 2009. The Board of Directors has determined that all members of TSFG’s Audit Committee are independent as contemplated in applicable SEC regulations and in the applicable rules of the NASDAQ Stock Market, including in particular, Listing Rule 5605(a)(2) and IM 5605-4.

Risk Committee. The Risk Committee assists the Board in fulfilling its oversight responsibilities in respect of the risk management practices of the Company. It reviews risk reports generated by TSFG to ensure that TSFG is effectively identifying, monitoring and controlling operational, legal and regulatory risks. In addition, the Risk Committee also has oversight responsibilities for risks and results associated with TSFG’s lending operations (credit risk), and risks and results related to TSFG’s balance sheet (primarily its securities portfolio, capital and liquidity) and the impact of market conditions and interest rates on TSFG’s operations. As appropriate, it communicates with other committees with respect to risk issues. The Committee met six times in 2009. The Board of Directors has determined that all members of this Committee are independent, as contemplated in the rules of the NASDAQ Stock Market.

Compensation Committee. The Compensation Committee sets TSFG’s compensation policies and makes recommendations to the Board regarding management compensation. The Committee met ten times in 2009. The Board of Directors has determined that all members of TSFG’s Compensation Committee are independent, as contemplated in the rules of the NASDAQ Stock Market.

Executive Committee. The Executive Committee meets to discuss in detail the Company’s operations and the matters considered by the Board as a whole. As a legal matter, the Executive Committee has the authority to take actions with respect to the business and affairs of TSFG when the Executive Committee determines that it is appropriate to act prior to the next Board of Directors’ meeting (subject to certain limitations on such authority set forth in applicable law and the Committee Charter). The Executive Committee met seven times in 2009.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends nominees for election to the Board and addresses issues of corporate governance. This committee met three times in 2009, although due to its small size, it met informally on a multiple additional occasions. This Committee will consider recommendations for Director nominees from shareholders. Shareholders who wish to recommend Director nominees proposed for election at the 2010 Annual Meeting should comply with the procedure described in “Proposals by Shareholders” below. In considering candidates, the Committee follows the procedures described below in “Process of Evaluating Director Candidates” and considers other matters set forth in TSFG’s Corporate Governance Guidelines, a copy of which may be obtained from TSFG’s website, www.thesouthgroup.com. The Committee met once in 2009. The Board has determined that all members of this Committee are independent, as contemplated in the rules of the NASDAQ Stock Market. The Board has no formal policy regarding the consideration of diversity in identifying director nominees. However, in the past, it has considered gender, racial and other diversity traits in its deliberations, with the view that in general, a more diverse board is desirable.

Committee Membership

The following table lists the membership of TSFG’s standing Board Committees as of March 22, 2010.

	Audit	Risk	Compensation	Executive	Nominating
J. W. Davis
M. Dexter Hagy		X	X	X	X
H. Lynn Harton
William S. Hummers III	X	X
Challis M. Lowe			X (chair)	X
Jon W. Pritchett	X			X
H. Earle Russell, Jr.			X
Edward J. Sebastian	X (chair)		X
John C.B. Smith, Jr.				X (chair)	X (chair)
William R. Timmons III	X	X (chair)		X	X
David C. Wakefield III		X	X

Corporate Governance Matters

Majority Voting Policy for Directors

TSFG has a “majority voting” policy which requires that any nominee for Director in an uncontested election (i.e., where the only nominees are those nominated by the Board) who receives a greater number of votes “withheld” from his/her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his/her resignation following certification of the shareholder vote.

The Nominating and Corporate Governance Committee must promptly consider the tendered resignation and then recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes. In making this recommendation, the Committee must consider all factors deemed relevant by its members including, without limitation, the underlying reasons why shareholders “withheld” votes for election from such Director (if ascertainable), the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of the Company and its shareholders.

The Board must act on the Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the shareholder vote. The Company must then promptly publicly disclose the Board’s decision and process in an appropriate SEC filing. Any Director who tenders his or her resignation pursuant to this provision will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other Committee and Board activities, deliberations and decisions during this Committee and Board process.

Attendance at Annual Meetings

TSFG has not established a formal policy regarding Director attendance at its annual shareholder meetings, but it encourages all Directors to attend these meetings and reimburses expenses associated with attendance. The Board Chairman presides at the annual meeting of shareholders. All members of the Board at the time of TSFG’s 2009 Annual Meeting of Shareholders attended that meeting except Ms. Moore, Mr. Sebastian and Mr. Whittle.

Code of Ethics and Code of Conduct

TSFG has adopted a Code of Ethics that is specifically applicable to senior management and financial officers, including its principal executive officer, principal financial officer and principal accounting officer. TSFG also has a Code of Conduct, applicable to all employees, as well as a Code of Ethics applicable to its Directors. All of these documents can be viewed on TSFG’s website, www.thesouthgroup.com, under the Corporate Governance tab.

Communications from Shareholders to Directors

The Board of Directors believes that it is important that a direct and open line of communication exists between the Board, TSFG’s shareholders and other interested parties. As a consequence, the Board of Directors has adopted the procedures described below for communications to Directors.

TSFG shareholders and other persons may communicate with the chairpersons of TSFG’s five standing Board Committees or with TSFG’s non-management Directors as a group by sending an email to directorcommunications@thesouthgroup.com. The email should specify the intended recipient. All communications received in accordance with these procedures will be reviewed initially by TSFG’s General Counsel, who will relay all such communications to the appropriate Directors unless the General Counsel determines that the communication (1) does not relate to the business or affairs of TSFG or the functioning or constitution of the Board of Directors or any of its Committees, (2) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, (3) is an advertisement or other commercial solicitation or communication, (4) is frivolous or offensive, or (5) is otherwise not appropriate for delivery to Directors.

The Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one of its Committees and whether any response to the person sending the communication is appropriate. Any such response will be made through TSFG’s General Counsel and only in accordance with TSFG’s policies and procedures and applicable laws and regulations relating to the disclosure of information. TSFG’s General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year.

Policy Regarding Consideration of Director Candidates recommended by Shareholders

It is the policy of the Nominating and Corporate Governance Committee to consider all Director candidates recommended by shareholders. Any such recommendations should be communicated to the Chair of the Nominating and Corporate Committee in accordance with standard Company policies, in a timely manner and otherwise in accordance with the provisions of TSFG’s Bylaws. The Nominating and Corporate Committee has also articulated the qualifications and characteristics that are deemed desirable by this Committee when evaluating Director candidates.

Nominees for the Board of Directors recommended by the Nominating and Corporate Governance Committee must have the following attributes:
•	have a reputation for industry, integrity, honesty, candor, fairness and discretion;
•	have a high degree of expertise in his or her chosen field of endeavor, which area of expertise should have some relevance to TSFG’s businesses;
•	be knowledgeable, or willing and able to become so quickly, in the critical aspects of TSFG’s businesses and operations; and
•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation.

Nominees for the Board of Directors recommended by the Nominating and Corporate Governance Committee should contribute to the mix of skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: banking and other financial services, accounting and finance, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation. In considering nominees, the Nominating and Corporate Governance Committee must take into account the mix of skills, core competencies and qualifications existing with respect to incumbent Directors.

Process of Evaluating Director Candidates

The charter for the Nominating and Corporate Governance Committee states that the Committee’s purpose is to assist the Board in promoting the best interests of TSFG and its shareholders through the implementation of sound corporate governance principles and practices. Among other things, the charter mandates that the Nominating and Corporate Committee accomplish this by assisting the Board in identifying individuals qualified to become Board members and reviewing the qualifications and independence of the members of the Board and its various Committees on a regular periodic basis, and making recommendations from time to time concerning any recommended changes in the composition of the Board and its Committees.

In evaluating Director candidates, the Nominating and Corporate Committee takes into account the items set forth in its “Policy Statement of the Nominating and Corporate Governance Committee Regarding Director Qualifications,” which is discussed above in the section entitled “Policy Regarding Consideration of Director Candidates Recommended by Shareholders.” A copy of this policy may be found on TSFG’s website at www.thesouthgroup.com. There are no material differences in the evaluation processes for Director candidates based on whether such candidates are recommended by shareholders.

In the past, certain additions to the Board of Directors have come in connection with acquisitions (where representatives of the acquired institution have become Board members pursuant to provisions of the merger agreement). This process does not lend itself to a rigid evaluation process that might otherwise be the case outside of the merger context. However, the criteria set forth above in “Policy Regarding Consideration of Director Candidates Recommended By Shareholders” are utilized in determining whether to re-nominate current members of the Board of Directors and in connection with the appointment of Directors outside the merger context.

Determinations with Respect to the Independence of Directors

As noted above, the Corporate Governance Standards mandate that a majority of TSFG’s Directors meet the criteria for independence required by the rules of the NASDAQ Stock Market and the Financial Industry Regulatory Authority (“FINRA”). The Board of Directors makes an annual determination regarding the independence of each of TSFG’s Directors. The Board last made these determinations for each member of the Board in March 2010, based on the review of Director questionnaires designed to elicit information regarding independence, and on recommendations made by the Nominating and Corporate Governance Committee. The Board has determined that all of its Directors with the exception of Mr. Harton and Mr. Davis are independent as contemplated under the rules of the NASDAQ Stock Market. Mr. Harton is currently an officer of TSFG, and Mr. Davis recently resigned from his employment with the Company. In considering its independence determination with respect to Mr. Pritchett, the Board considered Mr. Pritchett’s lending relationship with the Company’s banking subsidiary, which is disclosed below as a Related Party Transaction, and determined that this relationship did not impair Mr. Pritchett’s independence.

Audit Committee Matters

Audit Committee Report

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by TSFG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Board’s Audit Committee is responsible for providing independent, objective oversight of TSFG’s accounting functions and internal controls. The Audit Committee is composed of four Directors, each of whom is independent as defined by the Rules of the NASDAQ Stock Market. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for TSFG’s internal controls and financial reporting process. The independent accountants are responsible for performing an audit of TSFG’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this regard, the Committee meets separately at most regular committee meetings with management, the General Auditor and TSFG’s outside independent accountants.

The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee approves, subject to shareholder ratification, the appointment of TSFG’s outside independent auditor, and pre-approves all audit and non-audit services to be performed by the independent auditor.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants and discussed the December 31, 2009 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by PCAOB Auditing Standards No. 380, as amended (Communication with Audit Committees).

The Audit Committee also received written disclosures from the independent accountants required by PCAOB Rule 3526 (Independence Discussions with Audit Committees), and discussed with the independent accountants the firm’s independence. In particular, the Audit Committee considered whether the provision of the services set forth below under “Audit Related Fees”, “Tax Fees” and “All Other Fees” is compatible with maintaining the independence of the auditors and determined that no independence issues arose as a result of such services.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the representations of management and the independent accountants, the Audit Committee recommended to the Board that these December 31, 2009 consolidated financial statements be included in TSFG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC.

All members of the Audit Committee concur in this report:

Edward J. Sebastian, Chair                                M. Dexter Hagy                           Jon W. Pritchett                        William R. Timmons III

Audit Fees

The following table presents fees paid to outside independent accountants for professional audit services of TSFG’s annual financial statements for the years ended December 31, 2009 and 2008 and fees billed by outside independent auditors for other services in 2009 and 2008. The Audit Committee has considered whether the provision of these services is compatible with maintaining outside independent auditor independence. All fees for audit services were paid to PricewaterhouseCoopers LLP.

	2009	2008
Audit Fees (1)	$ 1,665,000	$ 1,850,000
Audit Related Fees (2)	158,000	255,500
Audit Fees and Audit Related Fees	1,823,000	2,105,500
Tax Fees (3)	178,000	30,000
All Other Fees	―	―
Total Fees	$ 2,001,000	$ 2,135,500
――――――――――――――

(1) Audit Fees consists of the following:	2009	2008
Integrated audit of consolidated financial statements and of internal controls over financial reporting and quarterly reviews	$ 1,520,000	$ 1,800,000
Subsidiary audits	45,000	50,000
Audit related research and consultations	100,000	―
(2) Audit Related Fees relate to review of registration statements and Agreed upon Procedures
(3) Tax Fees consists of tax compliance services

Audit Committee Financial Expert

The Board has determined that Edward J. Sebastian, currently a member of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d)(5) of the SEC’s Regulation S-K under the Securities Exchange Act of 1934. Mr. Sebastian is “Independent” as defined in Item 407(a) of Regulation S-K. Mr. Sebastian also served on the Audit Committee during the entire 2009 year.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy requiring that all services from the outside independent auditors must be pre-approved by the Audit Committee or a sub-committee comprised of the Chair of the Audit Committee and one other Committee member. Matters approved by the sub-committee must be communicated to the Committee at the next meeting.

Stock Ownership

Directors and Executive Officers

The table below sets forth as of March 15, 2010 the beneficial ownership of TSFG common stock by (1) all Directors and nominees for Director, (2) all Named Executive Officers of TSFG (See “Summary Compensation Table” below), and (3) all Directors and executive officers of TSFG as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Stock Beneficially Owned (1)(2)		Common Stock Subject to a Right to Acquire (3)	Percent of Common Stock (4)
	Sole Power	Shared Power
William P. Crawford, Jr.	19,190	99	21,601	*
J. Ernie Diaz(5)	6,926	−	14,166	*
James R. Gordon(6)	44,674	−	9,000	*
M. Dexter Hagy	148,548	5,375	12,169	*
H. Lynn Harton	52,451	−	15,000	*
Christopher T. Holmes	−	−	24,500	*
William S. Hummers III	214,953	12,393	5,000	*
Challis M. Lowe	37,453	−	−	*
Jon W. Pritchett(7)	727,418	893,594	−	*
H. Earle Russell, Jr.(8)	38,801	−	9,187	*
Edward J. Sebastian	39,378	72	5,483	*
John C.B. Smith, Jr.	207,415	6,258	9,187	*
William R. Timmons III (9)	104,212	623,988	722,866	*
David C. Wakefield III	71,523	3,151	12,169	*
Directors / Executive Officers as a Group (17 persons)	1,786,592	1,544,930	898,700	2%
*Represents holdings of less than 1% of the outstanding shares of TSFG common stock.
(1)
This is based on information reported to TSFG by its Directors and executive officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership. It also includes shares allocated to individual accounts under TSFG’s 401(k) Plan, voting of which is directed by the respective named persons who participate in that plan.

(2)
Except as footnoted in this table, if a beneficial owner is shown to have sole power, the owner has sole voting and sole investment power, and if a beneficial owner is shown to have shared power, the owner has shared voting power and shared investment power.

(3)
This includes (1) stock options for common stock that are exercisable on March 22, 2010 or that become exercisable within 60 days thereafter, and (2) common stock underlying shares of preferred stock that are currently convertible by the holder.

(4)
Pursuant to Rule 13d-3 of the Exchange Act, the percentages of total beneficial ownership have been calculated based upon the 215,625,225 shares of TSFG common stock outstanding as of March 15, 2010, plus the assumption that shares of TSFG common stock that can be acquired within 60 days of March 15, 2010 upon the exercise of options or by conversion of preferred stock by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

(5)	Mr. Diaz holds 3,334 shares of restricted stock for which voting power but no power of disposition.
(6)	Mr. Gordon owns 862 share equivalent units through the TSFG Deferred Compensation Plan which are issuable after the termination of his employment.
(7)	Pritchett Holdings, Inc., of which Mr. Pritchett is a principal, holds 138,297 shares.
(8)
Dr. Russell holds 12,545 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG common stock at the termination of his service on the TSFG Board of Directors.

(9)
Canal Insurance Company, of which Mr. Timmons is a principal, holds 476,077 shares. Canal Insurance Company Pension Trust Plan, of which Mr. Timmons is a trustee, holds 30,642 shares. The WRT, Jr. Revocable Living Trust, of which Mr. Timmons is a trustee, holds 8,714 shares. In addition, Mr. Timmons owns 21,580 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG common stock at the termination of his service on the TSFG Board of Directors. Additionally, Canal Insurance Company and Central Investments, LP hold in the aggregate 715,383 shares of common stock underlying 4,650 shares of TSFG Convertible Preferred Stock.

5% Beneficial Owners

TSFG knows of no person or group that owns beneficially more than 5% of the outstanding voting power as of March 15, 2010, except as set forth below.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Stock Beneficially Owned				Percent of Common Stock *
	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
BlackRock Inc.(1) 40 East 52nd Street New York, New York 10022	14,236,601	−	14,236,601	−	6.6%
Greek Investments, Inc.(2) Harbour House Queen Street Grand Turk, Turks and Caicos Islands	−	12,374,357	−	12,374,357	5.7%
Maverick Capital, Ltd (3) 300 Crescent Court, 18th Floor Dallas, Texas 75201	16,713,639	−	16,713,639	−	7.8%
(1)
Based on the Schedule 13G filed on January 29, 2010 by BlackRock Inc., it holds, together with its affiliates BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Investment Management, LLC and BlackRock International Ltd., an aggregate of 14,236,601 shares. None of the BlackRock affiliates has voting or investment power with respect to more than 5% of TSFG’s outstanding common stock.

(2)
Based on the Schedule 13G filed on March 8, 2010 by Greek Investments, Inc. each of Jorge Constantino and Panayotis Constantino, who are principals of Greek Investments, Inc., may be deemed to share the power to direct the voting and disposition of its 12,374,357 shares.

(3)
Based on the Schedule 13G/A filed on February 16, 2010 by Maverick Capital, Ltd., it holds, together with its affiliate Maverick Capital Management, LLC, an aggregate of 16,713,639 shares in clients’ accounts over which it has investment discretion.

Executive Compensation

Compensation Discussion and Analysis

   Objectives of Executive Compensation Program

    This Compensation Discussion and Analysis (this “CD&A”) provides a discussion and analysis of the objectives of TSFG’s compensation programs for our Named Executive Officers, each element of the compensation program and how it fits into TSFG’s overall compensation objectives, why TSFG pays each element of compensation, and how TSFG determined the amount to pay under each element to our Named Executive Officers in 2009.

    Our Named Executive Officers for 2009 were H. Lynn Harton, James R. Gordon, William P. Crawford, Jr., J. Ernie Diaz and Christopher T. Holmes. Mr. Holmes resigned his position with the Company subsequent to year-end, but he is required to be discussed in this Proxy Statement since he was an executive officer on December 31, 2009.

    The Compensation Committee of TSFG’s Board of Directors (referred to in this CD&A as the “Committee”) is responsible for setting and administering the policies governing compensation of executive officers and other key employees, evaluating executive officers’ performance, and making recommendations regarding executive officers’ compensation to the Board of Directors. The Committee also makes recommendations to the full Board of Directors regarding the total annual share usage under TSFG’s equity-based compensation plans. The Committee approves the design of the executive compensation programs, which have been formulated (1) to reward results that reflect the strategic goals and objectives developed by TSFG’s senior management and the Board, and (2) to align targeted levels of performance with specific levels of compensation.

    In addition to aligning pay with TSFG’s strategic goals and objectives, the Committee considers the financial performance and pay practices of banks similar in size and scope to the operations of TSFG. The selection of peer banks and the usage of peer bank data are described below. The Committee evaluates each performance goal, target pay level, and actual compensation decision within the context of TSFG’s performance, as well competitive peer data. The Committee exercises business judgment, with reference to the competitive data, to finalize executive compensation decisions for TSFG. The Committee and the Board believe that a performance-oriented compensation program should be aligned with industry practices and ultimately drive shareholder value. In addition, the Company believes that its compensation program should be designed to attract and retain talented and motivated executives to lead TSFG.

Summary of 2009 Compensation

    As the beginning of 2009, the Company and its Board of Directors realized that the business environment would be very difficult. The economic environment was uncertain, the Company was losing money and expected to continue to lose money during 2009. Also, the Company had recently hired a new CEO to refocus its operations. Within the context of that environment, the Committee and the Company needed to balance several objectives in managing compensation. These included, among others, the need to reduce expenses (of which compensation is a major part), the need to maintain employee morale and retention, and the need to move to a more objective, performance-based compensation culture.

    The 2009 compensation for our executive officers was materially affected by the fact that TSFG is a participant in the U.S. Treasury’s Capital Purchase Program (“CPP”), common known as “TARP”. For a more detailed description of the CPP program, TSFG’s participation therein, and related matters, see “– Restrictions on Executive Compensation under the U.S. Treasury’s Capital Purchase Plan” below.

    Highlights of 2009 compensation and employment actions taken by the Company and the Committee to balance and achieve these objectives include:
•
a reduction of total number of FTE employees from 2,505 to 2,214 through the consolidation of positions, evaluation of positions needed for current business volumes, and process and efficiency improvements;

•	the decision to not pay performance bonuses (neither cash nor stock) to members of the Executive Management Team (ten individuals) for either 2008 performance or 2009 performance;
•	the decision not to grant any employee merit increases during 2009 (however, limited promotional increases for some individuals were granted for assumption of additional responsibilities);
•	the 401(k) match was cut from a 100% match of employee contributions up to a maximum of 6% to a 50% match of employee contributions; and
•	no LTIP award plan was offered for the 2009-2011 period.

    Additionally, the objectives of the Management Performance Incentive Plan (the “MIPIP”), which is the Company’s short term cash bonus plan, were set based on quantifiable performance measures that corresponded to the Company’s strategic plan and budget. Payouts earned under this plan for performance in 2009 were set to be paid 60% in February 2010 and the remaining portion deferred until December 2011. For 2009, specific objectives were set for:
•	achieving pre-tax, pre-provision operating budget;
•	maintaining credit quality relative to southeast peers;
•	achieving deposit growth and funding mix targets;
•	achieving loan portfolio mix and growth targets;
•	increasing pricing spreads on loans and deposits;
•	improving efficiency and expense management; and
•	growing non-interest income and deepening relationship through cross-selling.

    Participants (outside of the Executive Management Team, who did not participate), had a portion of their MPIP award based on corporate results and a portion based upon their individual results. The corporate level payout was 40% of target, and in aggregate, the individual level payout was approximately 64% of target, for an aggregate award of $2,158,000 (and an overall percentage of bonus target earned of 52%). Of this amount, 60% was paid to 165 participants in the MPIP at the end of February 2010, and the balance was deferred, to be paid December 2011, assuming the participant was still employed by the Company.

    Due to TARP-related limitations with respect to bonuses payable to NEOs and the next ten highly compensated officers, no MPIP awards were made to these persons (or to any member of the executive management team) for 2009. Furthermore, based on its assessment of 2008 performance and the overall market environment, the Committee did not make any MPIP payouts to NEO’s for 2008.

    Finally, as discussed in detail below, retention awards for three senior executive officers were committed to by the Board prior to the announcement or adoption of the TARP program and were paid as scheduled in January, 2010.

 Compensation Program Components

    TSFG’s 2009 executive compensation program consists of multiple elements and is designed to reward individual and corporate performance, align with shareholder interests and aid in the attraction and retention of qualified executives. Below is a brief description and summary of objectives for each element. A more complete discussion of each element is provided in “Elements of Compensation” below. (Note, however, that the compensation elements described below have been utilized by TSFG in the past, but were not all utilized during 2009 and may be limited by ARRA or other legislation in the future.)

Compensation Element	Description	Objective
Base Salary	• Fixed compensation that is reviewed annually in consideration of competitive market practice and executive performance.
• Provide a competitive and fair base level of compensation that takes into consideration the scope and impact of the position within the Company. Salaries are targeted at market median, but allow variation to reflect each executive’s performance and contribution.

Management Performance Incentive Plan (MPIP) (not available for SEOs plus next 10 officers)	• Variable cash compensation earned based on performance against annual financial goals and achievement of non-financial objectives. (Target levels are benchmarked against peer group compensation).
• Reward management for achieving critical annual operating goals and strategic activity that contributes to long-term total return to shareholders. Payouts are based on a corporate scorecard and individual performance.

Restricted Stock Unit (RSU) Awards (limited in certain respects with respect to SEOs plus next 10 officers)
• Awards of RSUs that vest 50% per year for the two years after grant.
• TARP grants are restricted in value and governed by more restrictive vesting requirements tied to TARP repay and 2 years’ service.
• Align the economic interests of the participants with those of the shareholders. • Aid in retention (through vesting schedules)
Stock Option Awards (not available for SEOs plus next 10 officers)	• Option awards to executives that vest upon sustained attainment of pre-determined share price goals.
• Primarily used as an inducement for new hires, other than senior executive officers.
• Align employees with shareholders by providing value based on increases in the Company’s stock price over time.
• Aid in retention (through vesting schedules and share price requirements).
• Align the economic interests of the participants with those of the shareholders.

Supplemental Executive Retirement Plan (SERP)	• Non-qualified retirement benefit that provides retirement income to senior officers through a fixed annuity that does not increase in value after qualifying retirement.	• Aid in recruiting of mid-career executives to TSFG. • Aid in retention (through vesting schedules and reduced benefits upon certain terminations).
Other Benefits And Perquisites
• Nonqualified deferred compensation arrangement and supplemental term insurance provided to executive officers.
• Other broad-based benefits provided to all TSFG employees (e.g., healthcare and group term life insurance).
• Provide a competitive total package to attract and retain key executives.
Employment Agreements
• Written contracts which vary in some degrees (such as severance benefits and length of noncompetition provisions), depending upon the level of the executive.
• There is some doubt as to the enforceability of these agreements with respect to the SEOs and the next ten most highly compensated officers, given that ARRA prohibits the severance payments provided for under these contracts for these individuals. For a discussion of the limitations implemented by EESA and ARRA which could affect contractual provisions, see “-- Restrictions on Executive Compensation under the U.S. Treasury’s Capital Purchase Plan” herein.

• Provide reasonable and fair compensation to the executive in the event of a termination other than for cause (e.g. change in control).
• Provide protection to TSFG in the form of non-compete and non-solicit arrangements in the event of termination of employment.

Outside Advisors

During the first half of 2009, the Committee retained Semler Brossy Consulting Group, LLC (“Semler), an independent, third party consultant, to assist in the review and planning of executive compensation. Effective August 19, 2009, the Committee terminated the engagement of Semler and engaged Pearl Meyer & Partners (“PM&P”, and along with Semler, the “Consultant”) also an independent, third-party consultant, for essentially the same services. Both Consultants were hired by and report directly to the Committee, and work collaboratively with management as instructed by the Committee. Neither Semler nor PM&P have performed any consulting engagements with management or the Company apart from this engagement by the Committee.

During 2009, the Consultants’ responsibilities included:
•	making and reviewing compensation recommendations for executives, and consulting with respect to the structure of compensation plans,
•	making recommendations regarding director compensation,
•	providing advice on executive compensation regulatory developments,
•	providing information on best practices in executive compensation,
•	developing and providing objective data on peer company compensation programs and industry trends, and
•	providing its opinion to the Committee on all recommendations provided to the Committee by management.

In fulfilling these duties, the Consultant often meets directly with executives to coordinate or prepare materials on behalf of the Committee. However, the Committee and the Board retain all authority over their respective decisions. The Committee also engages independent legal counsel to provide it with advice as to various matters related to executive compensation, including the application of TARP and ARRA guidelines.

Competitive Benchmarking and Positioning

Peer Group

TSFG’s compensation program is benchmarked against a Company peer group recommended by the Consultant. The “peer group” is developed to reflect banks similar in asset size, region and structure and position TSFG at approximately the median.

The peer group selection criteria, as recommended by PM&P, are outlined below. Specifically, the peer group is composed of banks that:
•	are publicly traded and based in the United States,
•	have a similar business model – i.e. conduct “traditional” banking activities, including commercial lending activities, consumer retail, and mortgage lending,
•	have a similar asset size – i.e. between $8.5 billion to $25 billion in assets (approximately one-half to 2 times the assets of TSFG, positioning TSFG at approximately the median/average),
•
operate in a similar geographic area. (Although a more national peer group is needed to achieve an adequate number of banks, institutions based in Hawaii, Puerto Rico and California were excluded due to their unique markets.)

The Committee reviews these criteria annually and recognizes that the specific peer banks may change year to year due to acquisitions or divestitures, organic growth or growth by acquisition. At December 31, 2009, the peer group was comprised of the following 21 banks:

Associated Banc-Corp	BOK Financial Corporation	BancorpSouth, Inc.
Citizens Republic Bancorp, Inc.	Commerce Bancshares, Inc.	Cullen/Frost Bankers, Inc.
FirstMerit Corporation	First Midwest Bancorp, Inc.	Fulton Financial Corporation
Prosperity Bancshares, Inc.	National Penn Bancshares, Inc.	Sterling Financial Corporation
Susquehanna Bancshares	TCF Financial Corporation	Trustmark Corporation
UMB Financial Corporation	Umpqua Holdings Corporation	United Community Banks, Inc.
Valley National Bancorp	Webster Financial Corporation	Whitney Holding Corp

Information from the competitive analysis was used by the consultant to provide market competitive guidelines that support TSFG’s total compensation philosophy. Guidelines for base salary, short and long-term incentive targets and estimated total direct compensation are provided with ranges allowed to recognize performance. This allows the Committee to see the potential pay and range of pay for each executive role.

In addition to competitive pay data, PM&P also reviewed TSFG performance relative to the peer group and pay levels related to performance. This information was used by the Committee to ensure total compensation levels align appropriately with Company performance.

Positioning of Pay Elements and Pay for Performance

The Committee generally positions the three key elements of compensation – (1) salary, (2) annual cash bonus (the MPIP), and (3) long-term incentives (the LTIP) – at or close to the median of the peer group. For target performance, the Committee believes that this provides pay opportunities that are comparable to what is available to our NEOs in the marketplace. However, each element of compensation, and the aggregate of all three components is designed to vary significantly to reflect actual performance. Historically, more than half of the total annual target compensation of executive officers is performance-based. However, the Committee elected not to make incentive grants to NEOs in 2009 due to ARRA restrictions, as well as Company performance.

A key objective of the executive pay program is to deliver compensation that is related to TSFG’s performance. In determining how compensation is allocated among the various compensation elements and appropriate levels of each, the Committee reviews competitive pay levels, Company and individual performance as well as internal relationships among executives and other employees of TSFG. While salaries vary modestly to allow for recognition of individual performance and contribution in the role, most of the variability in pay is reflected in the annual and long-term incentive plans. Annual incentives vary to reflect achievement of specific pre-defined performance goals. Long-term incentives are granted as determined by the Committee to reward executives, focus them on long-term performance and ensure an ownership perspective that aligns their interests with shareholders.

In addition to the annual review of compensation levels, market positioning is considered when a program component is introduced or modified, and when individual compensation decisions – such as salary increases and bonus awards – are made. While the Committee considers multiple factors in making decisions about new programs and individual decisions, all compensation decisions are evaluated against their impact on the desired positioning relative to performance.

During 2009, primarily as a result of Company performance, no awards were made to NEOs for either annual cash bonuses or long-term incentives. For 2008, no short term incentives were paid to NEOs, again primarily as a result of Company performance.

Elements of Compensation and 2009 Decisions

Base Salary

Base salaries of executives are reviewed annually and at the time of a promotion or other change in responsibilities. Increases are based on an evaluation of the previous year’s performance of the executive, the relative strategic importance of the position, market conditions and peer group salary levels.

Based on the Committee’s review of TSFG’s performance, market conditions, and existing salary levels, no salary increases were made for NEOs for 2010 over December 2009 levels. For primarily the same reasons, no salary increases were made for NEOs for 2009 over December 2008 levels, except for Mr. Harton, in connection with his February 2009 promotion to CEO, and Mr. Diaz, in connection with his promotion from market president to President of the Company’s Florida operations.

Management Performance Incentive Plan (MPIP)

The MPIP is a performance-based annual incentive plan, payments under which are predicated on a corporate performance scorecard, as well as individual/department goals and objectives. For 2009, no awards were made to NEOs (and therefore no specific NEO targets were established). However, for lower level officers, the corporate scorecard was comprised of the following performance metrics (approved by the Committee):
•	achieving pre-tax, pre-provision operating budget (35%);
•	maintaining credit quality relative to southeast peers (15%);
•	achieving deposit growth and funding mix targets (10%);
•	achieving loan portfolio mix and growth targets (10%);
•	increasing pricing spreads on loans and deposits (10%);
•	improving efficiency and expense management (10%); and
•	growing non-interest income and deepening relationship through cross-selling (10%).

These corporate criteria represented 50% of the potential target award, while individual/department performance represented 50%. Partly because there were no long term incentive programs in place for 2009, actual payouts were paid 60% up front, with 40% of the payout deferred until December 15, 2011.

Each MPIP participant has been assigned target awards (expressed as a percentage of base salary), which generally range from 35% to 70% for NEOs (historically) and 10% to 45% for other officers.

Participants (outside of the Executive Management Team, who did not participate), had a portion of their MPIP award based on corporate results and a portion based upon their individual results. The corporate level payout was 40% of target, and in aggregate, the individual level payout was approximately 64% of target, for an aggregate award of $2,158,000. Of this amount, 60% was paid to 165 participants in the MPIP at the end of February 2010, and the balance was deferred, to be paid December 2011, assuming the participant was still employed by the Company.

Due to TARP-related limitations with respect to bonuses payable to NEOs and the next ten highly compensated officers, no MPIP awards were made to these persons (or to any member of the executive management team) for 2009. Of the other eligible participants (165 persons), the corporate performance percentage earned was 40% and the average individual/team component earned was 64%, for an overall percentage of bonus target earned of 52%.  Furthermore, based on its assessment of 2008 performance and the overall market environment, the Committee did not make any MPIP payouts to NEO’s for 2008.

The Committee is responsible for reviewing the financial results and strategic achievements in determining the aggregate amount payable to all executives under the MPIP and the individual awards to executives, if any. The Committee reviews financial progress at each scheduled Committee meeting, and recommends a specific level of accrual for MPIP bonuses to TSFG management based on their assessment of the levels of performance and expected bonuses awards under the provisions of the MPIP. At year end, the Committee approves the total annual incentive pool, and considers the recommendations of the CEO for bonuses for executives (other than the CEO). The Committee has sole responsibility for reviewing CEO’s performance and determining the amount of his MPIP award, if any.

Retention Bonus Awards to Operating Council Members

On September 18, 2008, prior to the announcement or adoption of the TARP program in October 2008, and in connection with the retirement of Mack I. Whittle, Jr.,, the Committee recommended and the Board of Directors ratified and approved retention bonus awards for each of James R. Gordon, H. Lynn Harton and Christopher T. Holmes, who then formed the Operating Council. The objective of these agreements was to ensure business continuity of TSFG’s operations during the immediate period following Mr. Whittle’s retirement. Under the terms of the awards, each executive would be paid a retention bonus of $500,000 in a lump sum on or about January 1, 2010 but not later than January 31, 2010, so long as he is employed by TSFG on December 31, 2009.

The bonuses were paid in January 2010.

Long-Term Incentive Plan (LTIP)

Since 2001, TSFG has used a long-term incentive program that provides compensation to participants based predominantly on meeting pre-determined, multi-year financial performance targets. The Committee believes that this type of program is consistent with TSFG’s compensation philosophy of awarding pay that is dependent on longer-term operational success. Long-term awards have historically been provided in the form of performance shares of TSFG stock or TSFG stock options. The Committee believes that the use of stock-based compensation elements is consistent with our commitment to using executive compensation to align the interests of executives and TSFG shareholders.

The long-term incentive program is operated in three-year cycles and until 2009 a new cycle began each year. There were, however, no LTIP program awards in 2009 (for a cycle that would have run from 2009 – 2011). The LTIP for senior executives were suspended during this cycle because of the uncertainty around TARP, and Company performance. Current cycles are the 2007–2009 LTIP and the 2008–2010 LTIP. Awards under these programs vest based on a combination of service and performance.

In determining target awards under the LTIP, the Committee considers each executive’s base salary, peer group data, and his/her expected contributions over the LTIP period. Once awards are granted, awards are based on specific performance and/or vesting requirements and there is no discretion to adjust award levels. In setting compensation targets under the LTIP, the Committee considers market practice, whether or not prior bonus targets have been met and the actual level of prior bonus compensation. However, there is no particular weight accorded this factor.

2007 -2009 Program

For the 2007–2009 program, two-thirds of the awards are performance shares that vest based on TSFG’s performance over the three years subsequent to the grant; one-third of the award vest ratably over three years based on continued employment. The service based component focuses on our goal of shareholder ownership and alignment as well as to encourage retention. The performance-based component rewards future performance based on standards established by the Committee at the beginning of the performance period. For the 2007-2009 grant performance goals were: (1) TSFG’s compound annual growth in operating earnings per share during the respective performance period versus peer banks (as referenced above), and (2) Return on Equity for the respective performance period compared to pre-established targets. For the relative operating earnings per share measure, the plans pay out as follows (with awards being evenly interpolated between the stated levels):

	Relative Operating EPS	Return on Equity
2007-2009 Plan	35th percentile of peers: 50% of target 50th percentile of peers: 100% of target 75th percentile of peers: 200% of target	10% ROE: 50% of target 12% ROE: 100% of target 14% ROE: 200% of target

2007 – 2009 LTIP Results

For the 2007-2009 LTIP program, based on peer group analysis of performance share plans, the maximum award attainable under the program were 200% of target, and the scale for threshold, target, and maximum performance were as outlined in the table below.

Grants made under the 2007-2009 LTIP are outlined in the table below. At the time of grant, the TSFG share price was $22.86. These grants represented approximately 40% to 121% of the executive’s base salary.

Executive	2007 LTIP Award Shares –Target			2007 LTIP Award Shares –Maximum
	Time	Performance	Total	Time	Performance	Total
H. Lynn Harton	4,500	9,000	13,500	4,500	18,000	22,500
James R. Gordon	4,500	9,000	13,500	4,500	18,000	22,500
William P. Crawford, Jr.	3,333	6,667	10,000	3,333	13,334	16,667
Christopher T. Holmes	3,333	6,667	10,000	3,333	13,334	16,667
J. Ernie Diaz	1,500	3,000	4,500	1,500	6,000	7,500

Based on performance, the payout of the performance-based component referenced in the table above, was zero.

2008 - 2010 LTIP

The Committee changed the performance measure for the 2008 grants to reflect the uncertain operating environment and focus on share price. In the Committee’s estimation, growing TSFG’s share price through the next three-year cycle is the most reliable method to align the interest of executive with those of shareholders since operating results may not result in increases in share price.

In 2008, the Committee approved LTIP equity awards for Named Executive Officers that consist primarily of market-based stock options (MBSOs) and time-vested restricted stock units. A MBSO is a stock option that does not become exercisable unless and until the share price meets a pre-determined level for a sustained period of time.

The MBSOs granted to Named Executive Officers carry an exercise price of $10.16 (which is materially out-of-the-money), the closing price on the date of grant, and will vest on June 30, 2011 if (1) the participant remains employed by TSFG at June 30, 2011, and (2) TSFG’s closing stock price for 20 consecutive business days during the first six months of 2011 equals or exceeds $12 per share. If both conditions are not met, then no vesting will occur and the options will terminate.

The number of MBSOs and time–based restricted stock units granted to each Named Executive Officer are outlined in the table below

Executive	MBSOs	Time-Based RSUs
H. Lynn Harton	100,000	20,000
James R. Gordon	100,000	20,000
Christopher T. Holmes	100,000	20,000
William P. Crawford, Jr.	50,000	10,000
J. Ernie Diaz (1)	15,000	3,000
(1) Mr. Diaz was not an executive officer in September 2008, and accordingly, his options were service-based, non-qualified stock options having an exercise price equal to the fair market value on the date of grant ($10.16).

At the time of grant, the TSFG share price was $10.16. These grants represented approximately 12% to 74% of the executive’s base salary.

2009 - 2011 LTIP

There was no LTIP equity award program for this time period.

Supplemental Executive Retirement Plan (SERP)

TSFG maintains non-qualified Supplemental Executive Retirement Plans (“SERPs”) for certain executive officers. These plans provide salary continuation benefits after the participant reaches Normal Retirement (age 65) or Early Retirement (age 55 with seven years of service) and payments continue for up to 15 years depending on the distribution election chosen.

In the first quarter of 2010, all NEOs who are current employees of the Company, plus three other officers, voluntarily agreed to terminate any future vesting of benefits under their respective SERPs in order to save expenses. This is expected to save approximately $2.7 million per year in expenses.

    The SERPs also provide limited benefits in the event of early termination or disability while employed by TSFG and full benefits to the executive’s beneficiaries in the event of the executive’s death. Participants are entitled to the vested portion of their balance if terminated under certain circumstances. Early termination is equal to the vested portion of the accrual balance. The accrued balance vests 10% per year of service from the effective date of the agreement, up to 100%. In the event of termination due to disability prior to Early Retirement, the participant will be entitled to receive 100% of the accrual balance on the books as of the year-end prior to the termination date. However, if the participant has qualified under the Early Retirement definition, they are entitled to the Early Retirement benefit upon disability.

In the event of a change of control as defined in the SERPs, the executive becomes 100% vested in the total benefit. A “change of control” occurs generally when:
•	Any person or group acquires more than 50% of the combined voting power of TSFG’s common stock (subject to limited exceptions),
•	A majority of the TSFG board is replaced during any 12-month period without the new appointments being approved by a majority of the incumbent directors, or
•	TSFG’s stockholders approve a merger or consolidation in which the TSFG shareholders prior to the transaction do not continue to hold at least a majority of the voting power after consummation.

In certain instances, TSFG has purchased life insurance policies on executives in order to fund the payments required by the SERPs. However, the SERPs are unfunded plans, which mean there are no specific assets set aside by TSFG in connection with the plans. The executive has no rights under the SERP beyond those of a general creditor of the Company. TSFG has currently entered into SERP contracts with approximately nine active executives, including each of the Named Executive Officers who are currently employees.

All benefits earned under the SERPs are calculated as a specified percentage of the annual average of the highest three fiscal years of compensation (defined as annual base salary and annual bonus) earned by the executive during the last ten fiscal years of employment. The SERP provides benefits that would otherwise be denied participants under a qualified retirement plan because of Internal Revenue Code limitations on qualified plan benefits, as well as additional benefits that attract and retain quality senior executives for the organization.

To give executives incentives to continue their service to TSFG, the specified percentage for normal retirement benefits is generally higher than those payable at Early Retirement. The specified percentage for Early Retirement benefits generally begins at 30% upon reaching eligibility for Early Retirement, and increases by 3% per year until Normal Retirement, at which point it becomes 60%. None of the Named Executive Officers qualified for Early Retirement benefits at December 31, 2009.

TSFG does not have a formal policy of granting extra years of credited service, although in a small minority of instances, an additional 5% vesting has been credited beyond what was otherwise mandated by the actual length of service.

The Committee believes that the SERP significantly aids in our retention of executives by providing benefits that would otherwise be denied to our executives under a qualified retirement plan because of Internal Revenue Code limitations on qualified plan benefits, and by providing benefits that increase with executives’ continued service.

Other Benefits and Perquisites

TSFG provides executives with certain benefits and perquisites that are typically provided to promote safety and efficiency in conducting Company business. These are listed in detail in the notes to the Summary Compensation Table.

Employment Agreements

TSFG currently maintains employment agreements with all of its senior executive officers, including the Named Executive Officers. In addition to the benefits provided, the agreements enable TSFG to mandate non-compete and non-disclosure provisions for these executives. These agreements include provisions for, among other things:

•	minimum compensation levels, benefits, and perquisites,
•	severance payments upon certain terminations, such as other than for cause,
•	non-compete and non-disclosure covenants, and
•	change of control benefits.

The Committee views these agreements as important elements that encourage the long-term retention of key employees rather than a part of annual compensation. As a result, the benefits provided under these agreements are not a material factor in the salary, MPIP, and LTIP decisions. These agreements are outlined in more detail in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

As noted above, given the ARRA’s prohibition of parachute payments, the severance provisions of these agreements with respect to the SEOs and the next ten most highly compensated officers cannot be given effect. Accordingly, there is some doubt as to the enforceability of these agreements.

Timing of Equity Grants

To ensure that TSFG’s equity compensation awards are granted appropriately and represent true incentives for future performance, the Committee has adopted the practices set forth immediately below regarding the timing of equity compensation grants and the determination of stock option exercise prices.

Timing of Equity Compensation Grants

Equity compensation awards have historically been granted on an annual grant cycle, occurring at the December Board of Directors’ meeting. However, there was no broad-based grant in either 2008 or 2009. LTIP awards have historically been made during April but no LTIP awards were made in 2009.

On occasion, equity compensation grants are made outside of TSFG’s annual grant cycle for new hires, promotions, recognition or retention purposes. In these instances, the recipient is notified that his/her grant will be recommended to the Committee at their next meeting and effective on the date of Board approval (with the exercise price being based on the Board approval date). In certain instances, the vesting schedule of the award will relate to the date of the commitment to make the grant (i.e., date of hire/promotion) instead of the date of grant.

Determination of Stock Option Exercise Prices

The Board has adopted a formal policy regarding its option pricing practices. The Board determined that it grants options under five scenarios:

Scenario 1:	Annually to existing officers as bonus compensation pursuant to compensation plans approved by the Board.
Scenario 2:	In connection with the hiring of officers pursuant to compensation plans approved by the Board.
Scenario 3:	To TSFG or affiliated subsidiary directors, either quarterly or annually, as compensation for director service.
Scenario 4:	In acquisitions, to employees or other persons affiliated with the target institution.
Scenario 5:	Situations other than as set forth in Scenario 1 through 4, which are predicated upon achievement.

    Its policies for each of these scenarios are as follows:

Scenarios 1, 2 and 5:
The exercise price of options granted is the closing price on the date that the Board approves the grant of the options (and not, in the case of Scenario 2, the date of hire, unless it is also the date of Board approval).

Scenario 3:
The exercise price of options granted is the closing price on the first trading day of the period for which the compensation is being paid, except in cases of the options issued under the Directors Stock Option Plan, which have historically been granted on May 1 (or the first business day thereafter if May 1 is not a business day).

Scenario 4:
The exercise price of options granted is the closing price on the closing date of the acquisition, provided the Board has approved the acquisition and the grant of such options in advance of such closing date; otherwise, the exercise price of options granted under Scenario 4 shall be the closing price on the date that the Board approves the grant of the options.

TSFG currently does not grant options to directors of subsidiaries.

Executive Equity Ownership

TSFG does not require specific multiples of salary or other dollar amounts to be reached, but executives are encouraged to retain their after-tax portion of share awards throughout their tenure with TSFG. Historically, there have been instances where such retention has been required, with any exceptions being approved by the Committee.

Equity Dilution Rates

The following table sets forth equity dilution rates for TSFG for 2007 through 2009. The Committee has not adopted formal dilution or “burn rate” policies. However, it does not currently expect future grant levels to be materially different from past levels. In analyzing this data, the Committee also considers the number of options, shares and RSUs which in fact become vested and exercisable, and how many have been cancelled or have expired.

Year	Award Type	Total Granted From TSFG Plans	Total Granted as a % of Total Outstanding*	% Vested, Exercisable or Exercised at December 31, 2009	% of Outstanding Awards In-the-Money at December 31, 2009	Total Cancelled and/or Expired at December 31, 2009
2007	Options	600,930	0.83%	38%	―	113,145
	Service-based Restricted Stock & RSUs	183,952	0.25%	88.1%	100%	19,722
	Performance-based Restricted Stock & RSUs - Target Level	215,569	0.30%	15.5%	100%	182,235
	Total	1,000,451	1.38%			315,102
2008	Options	1,245,150	1.7%	.5%	―	164,750
	Service-based Restricted Stock & RSUs	318,089.4%		30.1%	100%	16,319
	Performance-based Restricted Stock & RSUs - Target Level	―	―	―	―	―
	Total	1,563,239	2.1%			181,069
2009	Options	36,250	―	―	9.7%	500
	Service-based Restricted Stock & RSUs	25,103	―	20%	100%	―
	Performance-based Restricted Stock & RSUs	―	―	―	―	―
	Total	61,353	―			500
*     Total shares outstanding at year end: 2007 – 72,453,775, 2008 – 74,641,178, 2009 – 215,455,541

Termination and Change in Control Provisions

The Committee believes that senior management should not be unreasonably distracted by the possibility of a change in control. Accordingly, TSFG’s SERP plans and employment agreements have provisions that govern how the plans operate and the benefits provided in the event of a termination of employment following a change in control of TSFG. These benefits are provided under employment agreements that were negotiated at various times and under different circumstances for each Named Executive Officer. In establishing the levels of benefits provided under each agreement at the time of execution, the Committee considered recent trends in contract terms, as well as the benefits provided to other executives at similar levels within TSFG, and the advice of third-party advisors. The Committee believes that it is in the best interests of the Company and its shareholders to maintain as much consistency as possible across individual agreements, to provide a “standard” level of benefit under the agreement for executives at similar levels.

Under the standard form of SERP and employment agreements, benefits are only paid if, in association with or following a change in control, the executive is terminated by TSFG without cause or the executive resigns for what is generally understood to be “good reason.” TSFG chooses to pay severance benefits following a “good reason” termination because TSFG believes that such a termination is conceptually the same as an actual termination without cause, and that potential acquirers would otherwise have an incentive to constructively terminate executives to avoid paying severance.

TSFG uses such a structure – often referred to as a “double trigger” – in most situations because we believe that cash severance and retirement benefits should only be enhanced if the executive suffers an actual or constructive termination of employment following a change of control. The level of severance that we provide to our executives we believe is appropriate in order to attract and retain key executives and is generally consistent with the severance benefits provided to senior executives of other financial institutions. In addition, some of our employment agreements contain so-called “golden parachute” excise tax gross ups, which are generally intended to place executives who are subject to the excise tax under Section 4999 of the Internal Revenue Code in the same after-tax position as if no excise tax had been imposed. Each of our Named Executive Officers, except Mr. Diaz, has such a gross-up. The Committee believed that, absent such a provision, following a change of control, the severance benefits intended to be provided under the agreement would be eliminated or greatly reduced in order to avoid the adverse effects of the excise tax. The Committee believed that the elimination or significant reduction of the severance benefits would tend to nullify a primary purpose of the agreements: to attract and retain employees in the event of a change of control.

All existing executive officers have signed agreements with the Company agreeing to any amendments necessary for compliance with the provisions of the CPP.

Harton Appointment

On November 13, 2008, the Board of Directors appointed H. Lynn Harton as the Company’s Interim President and Chief Executive Officer. On November 18, 2008, the Company and Mr. Harton entered into a letter agreement detailing additional compensation payable to him in connection with his appointment as Interim President and Chief Executive Officer. This agreement provided for an additional monthly stipend of $25,000 (above existing compensation), which was to be paid in accordance with the Company’s regular payroll policies, but which would not be taken into account in computing any compensation or benefits to be paid to Mr. Harton under any plan, program, agreement or arrangement of the Company. On February 9, 2009, the Board of Directors appointed Mr. Harton as TSFG’s President and Chief Executive Officer. In connection with this appointment, Mr. Harton was also appointed to TSFG’s Board of Directors, as well as named CEO of Carolina First Bank (TSFG’s primary operating subsidiary). As an executive officer of TSFG, Mr. Harton does not receive compensation for Board service. In connection with Mr. Harton’s appointment as permanent President and CEO, Mr. Harton’s base salary was set at $650,000 per year, and the target level of his participation in TSFG's Management Incentive Performance Plan was confirmed (unchanged) at 70% of base compensation.

Recapture Policy

TSFG intends to recapture compensation as required under the Sarbanes-Oxley Act of 2002. TSFG has also adopted a policy of recapturing compensation (like that set forth in the Sarbanes-Oxley Act) from all TSFG officers who are reporting persons under Section 16 of the Exchange Act. However, there have been no instances to date where TSFG has needed to recapture any compensation.

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility by the Company for compensation paid to the CEO and other highly compensated executive officers to $1 million per officer per year, unless it qualifies as “performance-based” compensation. To qualify as “performance-based,” compensation payments must satisfy certain conditions, including limitations on the discretion of the Committee in determining the amounts of such compensation.

Under the EESA, as relates to NEO compensation, the Code Section 162(m) deduction limit is reduced to $500,000 for financial institutions (such as TSFG) participating in the CPP. The existing exceptions from Section 162(m), including the exception for qualified performance-based compensation, do not apply under the new rules. Accordingly, by participating in the Treasury’s CPP, TSFG will incur tax expense that would not have otherwise been incurred if TSFG had not participated in the CPP. Despite the increased tax expense, the Board of Directors and executive management believed participation in the CPP was warranted in light of the competitive disadvantages TSFG would have experienced by not participating.

We have attempted, to the extent consistent with the Company’s business goals, to design our incentive compensation programs such that compensation paid to our executive officers under such programs generally would not fail to be deductible as a result of Section 162(m) of the Internal Revenue Code. The Committee believes that the compensation program and actions taken during 2009 are consistent with this policy. Specifically, our compensation programs have been shareholder-approved, and are designed to allow us to comply with the tax deductibility limitations of Section 162(m) of the Internal Revenue Code. However, it is possible that the Committee will approve some amount of compensation in the future that is non-deductible under Section 162(m).

Incentive Compensation Plan Risk Assessment

In accordance with EESA rules, the Compensation Committee must:
•
discuss, evaluate and review at least every six months with TSFG’s senior risk officer, compensation plans in which senior executive officers participate to ensure that compensation earned under those plans does not encourage senior executive officers to take unnecessary or excessive risks that threaten the value of TSFG;

•	discuss, evaluate and review at least every six months with the senior risk officer employee compensation plans in light of the risks posed to TSFG by such plans and how to limit such risks;
•
discuss, evaluate and review at least every six months TSFG’s employee compensation plans to ensure that the plans do not encourage the manipulation of TSFG reported earnings to enhance the compensation of any TSFG employees;

•	at least once per year, provide a narrative description of;
o
how senior executive officer plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of TSFG, including how these compensation plans do not encourage behavior focused on short-term results rather than long-term value creation,

o
the risks posed by employee compensation plans and how these risks were limited, including how these employee compensation plans do not encourage behavior focused on short-term results rather than long-term value creation, and

o	how TSFG has ensured the employee compensation plans do not encourage the manipulation of reported earnings of TSFG to enhance the compensation of any TSFG employees; and
•	certify the completion of the reviews of the senior executive officer compensation plans and employee compensation plans required by EESA.

In February 2009, TSFG’s Chief Risk Officer met with the Compensation Committee to discuss each of the TSFG compensation plans (including those covering senior executive officers) to identify any component of any of the TSFG compensation plans (A) which may encourage behavior focused on short-term results rather than long-term value creation or (B) that may encourage senior executive officers to take unnecessary or excessive risks that could threaten the value of TSFG. A detailed Risk Analysis was prepared as part of this process and was utilized by the Committee in its evaluation of the compensation plans.

In August 2009, the Risk Analysis was updated and the Committee again discussed each compensation plan from a risk perspective.

Based on the Risk Analysis of February 2009, as updated in August 2009, the Committee concluded that
•	the senior executive officer compensation plans do not encourage those senior executive officers to take unnecessary and excessive risks that threaten the value of TSFG;
•	the other employee compensation plans property mitigate the risk inherent in those plans with respect to TSFG; and
•	the TSFG compensation plans, taken as a whole, do not encourage the manipulation of the reported earnings of TSFG to enhance the compensation of any TSFG employee.

In March 2010, the Risk Analysis was again presented to the Committee, with the same conclusions reached. However, such will be reported in next year’s Proxy Statement (which related to the 2010 fiscal year).

Restrictions on Executive Compensation under the U.S. Treasury’s Capital Purchase Plan

Emergency Economic Stabilization Act of 2008

As noted above, TSFG and its existing executive officers have agreed to certain restrictions under the U.S. Emergency Economic Stabilization Act of 2008 as a result of TSFG's participation in the U.S. Treasury’s Capital Purchase Program (“CPP”), whereby it issued perpetual non-convertible preferred stock and common stock warrants to the U.S. Treasury in exchange for a $347 million capital investment. These restrictions generally apply while the U.S. Treasury continues to own any debt or equity position in TSFG, and are as follows:
•
TSFG must provide to the U.S. Treasury a certification that its compensation programs do not encourage its Senior Executive Officers (“SEOs”) (as defined in the CPP) to take excessive risks that threaten the value of TSFG during the time that the U.S. Treasury maintains an investment in TSFG. (SEOs are defined as the principal executive officer, principal financial officer and the next three most highly compensated executive officers who are employed by a financial institution that is participating in the CPP while the Treasury holds an equity or debt position acquired under the CPP.)

•
TSFG must recover any bonus or incentive compensation paid to its SEOs (plus its next 20 highest compensated officers) based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate.

•	TSFG is prohibited from paying tax gross-ups to its SEOs (plus the next 20 highest compensated officers).
•
TSFG is prohibited from paying or accruing cash bonuses, incentives or retention awards to its SEOs (plus the next ten highest compensation officers), except for restricted stock that cannot vest prior to the time the Company’s CPP preferred stock investment has been repaid and may not be valued in excess of more than 1/3 of the total compensation of the individual.

•	TSFG is prohibited from making certain golden parachute payments to its SEOs and its next ten most highly compensated officers.
•	TSFG is prohibited from taking a compensation deduction for U.S. federal corporate tax purposes for amounts in excess of $500,000 per SEO per year.

Each of TSFG’s existing executive officers (including the NEOs who remain TSFG employees), has agreed in writing to accept any changes or modifications to awards or agreements that may become necessary as a result of TSFG’s participation in the CPP.

As required under CPP, the Committee met with William P. Crawford, Jr., TSFG’s Chief Risk Officer, to discuss its incentive compensation programs and to confirm that TSFG’s programs do not encourage its SEOs to take unnecessary or excessive risks that threaten the value of TSFG. Included in the Compensation Committee Report is the Committee's certification that it has reviewed, with TSFG’s Chief Risk Officer, TSFG’s incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage its SEOs to take unnecessary or excessive risks that may threaten TSFG's value.

American Recovery and Reinvestment Act of 2009

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted as a sweeping economic recovery package intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. The ARRA also imposes certain new executive compensation and corporate governance obligations on all current and future participants in the CPP, including TSFG, until the institution has redeemed the preferred stock. The executive compensation restrictions under the ARRA (described below) are more stringent than those imposed in connection with the CPP. The ARRA amends Section 111 of the Emergency Economic Stabilization Act (“EESA”) to require the Secretary of the Treasury Department (the “Secretary”) to adopt additional standards with respect to executive compensation and corporate governance for TARP participants (including TSFG). The standards established by the Secretary include, in part, (a) prohibitions on making golden parachute payments to senior executive officers and the next ten most highly compensated employees during such time as any obligation arising from financial assistance provided under the TARP, including the CPP, remains outstanding (the “Restricted Period”), (b) prohibitions on paying or accruing bonuses or other incentive awards for certain senior executive officers and the next 20 most highly-compensated employees, except for awards of long-term restricted stock with a value equal to no greater than one-third of the subject employee’s annual compensation that do not fully vest during the Restricted Period, or unless such compensation is pursuant to a valid written employment contract effective prior to February 11, 2009, (c) requirements that CPP participants provide for the recovery of any bonus or incentive compensation paid to senior executive officers and the next 20 most highly-compensated employees based on statements of earnings, revenues, gains or other criteria later found to be materially inaccurate, with the Secretary having authority to negotiate for reimbursement, and (d) a review by the Secretary of all bonuses and other compensation paid by TARP participants to senior executive employees and the next 20 most highly compensated employees before the date of enactment of the ARRA to determine whether such payments were inconsistent with the purposes of the act or contrary to public policy.

The ARRA also sets forth additional corporate governance obligations for TARP recipients, including requirements for the Secretary to establish standards that provide for semi-annual meetings of compensation committees of the board of directors to discuss and evaluate employee compensation plans in light of an assessment of any risk posed from such compensation plans. TARP participants are further required by the ARRA to (a) have in place company-wide policies regarding excessive or luxury expenditures, (b) permit non-binding shareholder “say-on-pay” proposals to be included in proxy materials, and (c) provide written certifications by the chief executive officer and chief financial officer with respect to compliance. The Secretary is required to promulgate regulations to implement the executive compensation and certain corporate governance provisions detailed in the ARRA.

TSFG will comply in all material respects with the EESA, the ARRA and all applicable rules and regulations, as the same are promulgated or amended from time to time. Accordingly, historical compensation practices (such as the use of particular elements of compensation like cash bonuses and payments upon certain events) may be changed materially (including potentially eliminated) going forward, depending upon what is necessary for ARRA compliance. Any statements in this CD&A regarding future compensation practices will be subject to compliance with applicable law.

Compensation Committee Report

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by TSFG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with TSFG management the Compensation Discussion and Analysis that precedes this Report as required by Item 402(b) of the SEC’s Regulation S-K. Based on its review and discussions with management, the Compensation Committee recommended to the TSFG Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement. The Compensation Discussion and Analysis discusses the philosophy, principles, and policies underlying TSFG’s compensation programs that were in effect during 2009 and which will be applicable in 2010.

The Compensation Committee has reviewed with TSFG's Chief Risk Officer, incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary or excessive risks that may threaten TSFG's value.

TSFG is a participant in the Capital Purchase Program portion of the U.S. Treasury Department’s Troubled Asset Relief Program (“TARP”) authorized under the Emergency Economic Stabilization Act of 2008, as amended. In compliance with TARP requirements in effect at that time, the Committee met in January 2009 with our chief risk officer to review and assess TSFG’s key business and other risks, and the relationship of those risks, along with our risk management policies and practices, to TSFG’s compensation arrangements in which the named executive officers participate, especially the incentive plans and programs. Under the TARP rules, the executive officers named in the Summary Compensation Table of this proxy statement are referred to as “senior executive officers” or “SEOs” for the year 2009. The Committee concluded that those plans and programs do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of TSFG.

In June 2009 the TARP rules were amended. Under the amended rules, the Committee is required to conduct an expanded, semi-annual review of all compensation plans of TSFG in relation to the risks facing TSFG. The first such review took place in February 2009, and it was updated in each of August 2009 and February 2010. In connection with that review, the Committee met with our chief legal and risk officer, our chief financial officer and our chief human resources officer. The reviews included all plans, programs, and arrangements (collectively referred to as “plans”) involving two or more employees, regardless of rank and regardless of the dollars involved.

During the course of this review, a total of 15 plans were identified as applicable to one or more groups of employees. In addition, the compensation arrangements of SEOs (consisting of the LTIP, MPIP, their SERP contract, their employment contract, and the general healthcare and benefits) were also analyzed. The analysis also considered eight broad categories of risk (credit, market, liquidity, operational, legal regulatory/compliance, financial reporting and reputational), which could be implicated by the Company’s plans, and the negative behaviors that might be engendered by ill-designed plans. It also looked at the various risk management and risk mitigation activities (both inherent in the plans and existing in the Company’s operations) that sought to mitigate any inherent risks.

These plans were set forth separately in a table, with the structure of each plan summarized. The review process then set forth the plan features which posed one or more risks to TSFG (including those risks encouraging short term results vs. long term value). This resulted in the assignment of an “inherent risk.” The review process then examined the controls and other mitigating factors that affect how each plan’s inherent risks are managed or controlled, and also examined other factors that would bear upon an assessment of the real-world risks to which the plan could expose us. A residual risk rating was assigned to each plan as a result of this analysis.

The risk analysis then examined three broad mitigating factors:
(1) The Internal Control Structure. Many of the risks are addressed on a systematic level by the overall internal control structure in place at TSFG (the “internal control structure”). This includes the work done by the Internal Audit Department, the audit of the financials (including analysis of fraud controls) by TSFG’s external auditors, the Sarbanes-Oxley internal controls over financial reporting framework (which is tested and audited by both Internal Audit and external auditors), and the Company’s Risk Management operations, which include (i) for lending, the credit department, (ii) for market risk, the treasury function and (iii) for operational and similar risks, the enterprise risk management framework.
(2) Compensation Committee Oversight of Compensation. The Compensation Committee is fully independent, and integrally involved with the compensation process, and has numerous meetings (both formal and informal) regarding the proper levels and parameters of compensation. The Compensation Committee has engaged an independent compensation consultant, which provides it with peer information and other analysis, as well as outside legal counsel.
(3) Plan Metrics. The Company’s compensation plans are designed on an individual basis to minimize excessive risk taking. This is evidenced particularly by the fact that mere growth is not a metric, operating earnings are generally used in lieu of GAAP earnings, which is designed to eliminate items of income and expense that are “non-core”; and all plans reserve the authority for the Board of Directors to alter compensation to take into account qualitative factors. In other words, incentive compensation for SEOs is not rigidly formulaic.

The overall risk-assessment process was guided by the following principles:
(1) Short-term incentives are an appropriate part of a total compensation strategy, especially when they reward achievement of short-term tactical objectives that are considered consistent with the achievement of long-term objectives.
(2) Plans should encourage long-term performance and long-term value creation.
(3) Each plan should be judged based on its inherent risk, and its residual risk, after review of mitigating factors.
(4) Plans should be considered both individually, and as part of the overall compensation arrangement.
(5) Each plan should be considered in light of whether it has any unusual impact upon the eight enumerated risk types.
                (6) Plans which could not under any foreseeable circumstances result in the payment of more than $500,000 annually, while not devoid of risk, generally do not involve risk taking opportunities which if realized, would result in material losses to TSFG.

Substantially all the plans were viewed as having low inherent risk. The reasons for that rating varied with the plan, but the most common reasons were that the activities encouraged exposed us to little or no risk, the total amount of compensation expense was very low or the scope of the plan was limited to low risk areas.

The MPIP, LTIP and Relationship Manager plans were considered inherently high risk. This was due to the total amount of the compensation expense associated with these plans, the percentage of the total compensation that the plans represent with respect to certain participants, and the inherent risk of the activities used as metrics in such plans.

The residual risk rating of all plans, after considering controls and other factors, was low risk. This was the case primarily because of the presence, impact and effectiveness of the internal control group structure. Furthermore, specific plan revisions were made to further mitigate inherent risk, including elimination of loan growth as a metric; increasing the weighting and emphasis on credit quality; utilizing multiple categories to mitigate impact of any one area; moving toward a balance of individual and team goals vs. all individual categories; using “hurdles” such as credit quality thresholds; using annual payouts vs. quarterly payouts; capping payout totals; and retaining management discretion to reduce or eliminate payout as appropriate. Also, specific procedures were adopted to provide for proper vetting among the executive management team of the various incentive plans, to ensure proper risk management and alignment with overall strategic objectives. Lastly, the Company has adopted “clawbacks” which require the Company to seek recovery of officer bonuses paid based on materially inaccurate information.

        In all cases, the Committee judged the residual risks to be acceptable and appropriate in relation to the benefits to TSFG from having the plans.

Based on the foregoing, the Compensation Committee certifies that:
(1) It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of TSFG;
(2) It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to TSFG; and
(3) It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of TSFG to enhance the compensation of any employee.

The first two decisions are subject to legal restrictions imposed by the TARP rules on bonuses, stock awards, and other incentives to the SEOs and certain other employees during the time we continue to have Series 2008-T preferred stock issued to the U.S. Treasury under the TARP.

Compensation Committee:

Challis M. Lowe, Chair                                   H. Earle Russell, Jr.                        Edward J. Sebastian                    David C. Wakefield III

Description of Compensation Committee

The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the charter is included on TSFG’s website, www.thesouthgroup.com, under the Corporate Governance tab. The general purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation for TSFG’s Directors and officers. The Compensation Committee has overall responsibility for approving and evaluating the Director and officer compensation plans, policies, and programs. Pursuant to its charter, the Compensation Committee should (i) use its best efforts to develop compensation policies that create a direct relationship between pay levels and corporate performance and returns to shareholders and (ii) vigilantly monitor the results of such policies to assure that compensation payable to the Company’s executives and Directors provides overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance, and is justified by the returns available to shareholders, particularly when compared to the returns received by the shareholders of the Company’s principal competitors.

The Compensation Committee has authority in its charter to delegate its responsibilities to a subcommittee, and from time to time, has done so. It also has the authority to delegate certain responsibility to management; however, to date it has not done so in any material respect.

In past years, management, and in particular the CEO, has played a role in making recommendations to the Compensation Committee (except that the CEO has not made recommendations with respect to his own compensation). These recommendations from the CEO related to the total option pool that should be made available for option grants for the broader group of Company officers, the persons who should participate in the MPIP and the LTIP and their respective target bonus amounts, and the base salary and actual bonus amounts to be paid to senior executive officers.

The Compensation Committee has engaged a nationally known compensation consultant, Pearl Meyer, to provide advice and recommendations with respect to virtually all aspects of the Company’s compensation program, including Director compensation, base salary levels, structure and types of incentive plans, peer data and industry trends, among other things. During the first half of 2009, the Committee had retained Semler Brossy Consulting Group, LLC, also an independent, third party consultant which performed substantially the same services as Pearl Meyer (collectively, the Compensation Consultants). No final decisions or authority have been delegated to the Compensation Consultants. The Compensation Committee, from time to time, also engages third party legal counsel. The Compensation Consultants’ assignment has been to provide advice and recommendations as to the matters described above in a manner consistent with the fact that they have been engaged by the Compensation Committee and not by management. Please refer to the paragraph entitled “Outside Advisors” in the Compensation Discussion and Analysis included above for additional information regarding the Compensation Consultants.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of independent, non-employee members of the Board of Directors, none of whom have interlocking relationships as defined by the SEC and all of whom meet the definition of “Independent Director” as currently promulgated by FINRA and the NASDAQ Stock Market.

Summary Compensation Table

The following table sets forth information concerning compensation paid by TSFG during the 2009 fiscal year to TSFG’s CEO, CFO and to each of the three most highly compensated executive officers other than the CEO and CFO who were executive officers at December 31, 2009 (collectively, the “Named Executive Officers”) for services rendered in all capacities to TSFG and its subsidiaries. Data is only provided for those years for which the listed person was a Named Executive Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value And Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Lynn Harton (4) President & CEO	2009 2008 2007	$611,250 299,675 255,256	$ 500,000 ― ―	― 203,200 357,182	― 213,000 164,117	― ― (3)	$410,674 183,692 105,467	$87,399 91,782 90,762	$1,609,323 991,349 972,784
James R. Gordon(5) Chief Financial Officer	2009 2008 2007	345,000 326,350 249,375	500,000 ― ―	― 203,200 361,324	― 213,000 76,467	― ― (3)	161,007 181,392 104,976	37,661 71,058 92,268	1,043,668 995,000 884,410
W. P. Crawford, Jr.(6) General Counsel and Chief Risk Officer	2009 2008	275,625 275,625	― ―	― 101,600	― 106,500	― ―	131,757 140,804	58,803 71,548	466,185 696,077
J. Ernie Diaz(7) President, Mercantile (FL) Banking Division	2009 2008	325,000 260,000	― ―	― 30,480	― 50,550	― ―	160,961 ―	38,519 63,095	524,480 404,125
Christopher T. Holmes(8) Director - Corporate Financial Services	2009 2008	262,500 274,375	500,000 ―	― 203,200	― 213,000	― ―	105,114 136,091	37,144 50,610	904,758 877,276
(1)	These amounts represent the Retention Bonuses previously disclosed and discussed in detail in “Retention Bonuses” in the Compensation Discussion and Analysis.
(2)
These amounts represent the amount equal to the grant date fair value of the Named Executive Officer’s stock or option awards in accordance with FASB ASC Topic 718. In the case of restricted stock units awards, the grant date fair value is based on the closing price of TSFG stock on the date of grant. In the case of stock options, the grant date fair value is calculated using a valuation model. See Note 27 to the audited consolidated financial statements included in TSFG’s Annual Report on Form 10-K filed on March 16, 2010 with the SEC for the assumptions used in determining compensation cost on option awards granted in accordance with FASB ASC Topic 718. With respect to the stock awards issued in 2007 to Messrs. Harton and Gordon, a portion of the expense shown related to performance-based awards that expired in 2009 unvested. All of the expense related to these performance-based awards, $193,741 for Mr. Harton and $196,230 for Mr. Gordon, was reversed. Had these awards been earned at their maximum level, the total grant date fair value of the awards would have been $847,535 for Mr. Harton and $856,654 for Mr. Gordon.

(3)
For 2007 awards, the Compensation Committee directed that at least 50% of MPIP awards to Named Executive Officers be paid in the form of restricted stock. Executives were given the alternative of receiving up to 100% of their 2007 MPIP award in restricted stock. Based on individual elections, Mr. Harton elected to receive no cash and $168,000 in restricted stock and Mr. Gordon elected to receive no cash and $192,000 in restricted stock. The grants of restricted stock made to the Named Executive Officers pursuant to this arrangement were made on January 29, 2008.

(4)
All Other Compensation for 2009 for Mr. Harton is comprised of (1) $9,188 contributed to the TSFG 401(k) Plan, (2) $1,630 in premiums paid on behalf of Mr. Harton with respect to insurance not generally available to all TSFG employees, (3) $3,400 paid in matching contributions to charitable organizations made pursuant to TSFG’s charitable awards program for executive officers, (4) $280 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (5) $6,700 paid for tax and financial, (advisory services, (6) $19,200 paid for auto allowance, (7) $3,368 in taxes paid with respect to certain benefit and contractual obligations, (8) $2,470 for personal use of airplane, (9) $10,363 paid in fees for club memberships, and (10) $37,500 paid as a stipend for Mr. Harton’s service as Interim CEO prior to his permanent appointment.

(5)
All Other Compensation for 2009 for Mr. Gordon is comprised of (1) $8,500 contributed to the TSFG 401(k) Plan, (2) $4,810 in premiums paid on behalf of Mr. Gordon with respect to insurance not generally available to all TSFG employees, (3) $312 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (4) $4,839 paid in fees for club memberships, and (5) $19,200 paid in auto allowance.

(6)
All Other Compensation for 2009 for Mr. Crawford is comprised of (1) $9,188 contributed to the TSFG 401(k) Plan, (2) $5,567 in premiums paid on behalf of Mr. Crawford with respect to insurance not generally available to all TSFG employees, (3) $118 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (4) $3,725 paid for tax and financial advisory services, (5) $12,000 paid in auto allowance, (6) $4,500 paid in matching contributions to charitable organizations made pursuant to TSFG's charitable awards program for executive officers, (7) $2,600 paid in Company contributions to a dependent care flexible spending account, (8) $6,105 paid in fees for club memberships, and (9) $15,000 paid in connection with the Deferred Compensation Plan.

(7)
All Other Compensation for 2009 for Mr. Diaz is comprised of (1) $8,792 contributed to the TSFG 401(k) Plan, (2) $220 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (3) $5,507 paid in fees for club memberships, and (4) $24,000 paid in auto allowance.

(8)
All Other Compensation for 2009 for Mr. Holmes is comprised of (1) $8,118 contributed to the TSFG 401(k) Plan, (2) $3,707 in premiums paid on behalf of Mr. Holmes with respect to insurance not generally available to all TSFG employees, (3) $215 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (4) $750 paid for tax and financial advisory services, (5) $377 in taxes paid with respect to certain benefit and contractual obligations, (6) $4,777 paid in fees for club memberships, and (7) $19,200 paid in auto allowance.

Grants of Plan-Based Awards

No plan-based awards were made to any Named Executive Officer during 2009.

Outstanding Equity Awards at Fiscal Year end

The following table sets forth information with respect to outstanding equity awards held by each Named Executive Officer on December 31, 2009.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
L. Harton(3)	10,000	15,000		27.26	2/20/17
			100,000	10.16	9/18/18
						26,724	$ 17,228
J. Gordon(4)	6,000	9,000		23.34	5/7/2017
			100,000	10.16	9/18/18
						27,470	17,709
W. Crawford(5)	5,000			22.54	4/29/12
	5,962			21.42	1/2/13
	1,639			28.30	1/16/14
	9,000	6,000		25.95	12/14/16
			50,000	10.16	9/18/18
						12,697	8,185
E. Diaz(6)	6,666	3,334		15.76	12/16/17
	0	15,000		10.16	9/18/18
						6,834	4,405
C. Holmes(7)	5,500			27.00	8/16/16
	10,000			26.92	8/30/16
	9,000	6,000		25,95	12/14/16

			100,000	10.16	9/18/18
						25,215	16,256
(1)
Each of the options set forth in this column has a grant date that is ten years prior to the referenced expiration date. All of these options provide for a vesting schedule of 20% per year on each of the five anniversaries subsequent to the grant date except the grants held by Mr. Holmes with exercise prices of $27.00 and $26.92, each of which vest one-third per year on each of the three anniversaries subsequent to the grant date.

(2)
Each of the options set forth in this column have a grant date that is ten years prior to the referenced expiration date. All of these options vest if the closing price of TSFG common stock is $12.00 or more for twenty consecutive trading days during the period beginning January 1, 2011 and ending June 30, 2011.

(3)	Of the 26,724 unvested shares shown for Mr. Harton, 16,724 shares vested on January 31, 2010 and the remainder of these shares will vest on January 31, 2010.
(4)	Of the 27,470 unvested shares shown as held by Mr. Gordon, 17,470 shares vested on January 31, 2010; the remainder will vest on January 31, 2010.
(5)	Of the 12,697 unvested shares shown as held by Mr. Crawford, 7,697 shares vested on January 31, 2010 and the remainder of these shares will vest on January 31.
(6)	Of the 6,834 unvested shares shown as held by Mr. Diaz, 5,334 shares vested on January 31, 2010 and the remainder of these shares will vest on January 31.
(7)
Mr. Holmes employment was terminated effective January 15, 2010 and, as a result, Mr. Holmes forfeited all unvested outstanding restricted stock units awards. In accordance with the terms of TSFG’s Stock Option Plan, all vested options held by Mr. Holmes on the date of his termination will expire on April 15, 2010.

Option Exercises and Stock Vested

The following table sets forth information with respect to exercises of stock options and vesting of stock awards held by each Named Executive Officer during the fiscal year which ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
L. Harton	―	―	7,834	$ 13,631
J. Gordon	―	―	8,803	15,317
W. Crawford	―	―	3,729	6,488
E. Diaz	―	―	3,833	2,739
C. Holmes	―	―	5,882	10,234

Supplemental Executive Retirement Plans

A detailed discussion of the Supplemental Executive Retirement Plans maintained by TSFG is found above at “Supplemental Executive Retirement Plans (SERP)” within the Compensation Discussion and Analysis. The table below shows the present value of accumulated benefits under SERP agreements for each Named Executive Officer.

Name	Years of Credited Service	Normal Retirement Present Value of Accumulated Benefits ($) (1) (2)	Early Retirement Present Value at December 31, 2008 ($) (1) (2)	Payments During Last Fiscal Year ($)
L. Harton	2	$ 11,846,110	―	―
J. Gordon	2	6,793,384	―	―
W. Crawford	7	4,688,326	―	―
E. Diaz	2	6,399,565	―	―
C. Holmes	3	4,018,565	―	―
(1)
The discount rate used to calculate present value benefits for active participants is 5.54%, Moody’s Aa Corporate Bond rate at December 31, 2008, used for 2009 plan year. The new rate as of 12/31/2009 to be used for the 2010 plan year is 5.49%.

(2)
The Normal Retirement Benefit is the highest three-year average compensation times the applicable benefit percentage. Estimated amounts are based on current compensation with no increases in 2010 and 2011 and 5% annual growth thereafter.

NonQualified Deferred Compensation Plan

TSFG maintains Deferred Compensation Plans for its executive officers and Directors. TSFG’s original deferred compensation plan was implemented March 3, 2000 (the “Prior Plan”). In connection with amendments to Internal Revenue Code Section 409A, the Prior Plan was frozen as of December 31, 2004 so that the benefits payable under the Prior Plan are limited to those benefits, including earnings accrued after December 31, 2004, that are not subject to Code Section 409A because they were earned and vested as of December 31, 2004 (i.e., they are “grandfathered” within the meaning of applicable Treasury Regulations). The Prior Plan is substantially similar to the current Deferred Compensation Plan, except for amendments mandated by Section 409A.

This paragraph provides a general description of the current Deferred Compensation Plan (in this section, the “Plan”), but is qualified in all respects to the terms of the Plan itself, which has been filed by TSFG as an exhibit to its Annual Report on Form 10-K. Participation in the Plan is limited to certain “highly compensated employees” (as defined in ERISA) and Directors of TSFG, as determined by the Compensation Committee in its sole discretion. From that group, the Committee selects, in its sole discretion, employees and Directors to participate in the Plan. All Directors have been selected for participation. Approximately 15 employees participate in the Plan. Cash compensation, and stock compensation in the case of Directors, may be deferred. Minimum deferrals are $1,000. Maximum deferrals are 80% of base and 100% of bonus and Director fees. Irrevocable initial deferral elections must be made within various timeframes prescribed in the Plan, with special rules applicable to deferrals related to performance-based compensation. TSFG matches up to a maximum of 10% of such deferrals, except that Director fees are not eligible for the Company match. Participants are 100% vested in their deferral accounts. A participant does not vest in Company match amounts until the fifth year anniversary of the match, at which point the Participant shall become 100% vested in such amount, provided that in the event of a change in control, or upon a participant’s retirement, death or disability, the match amount becomes 100% vested. Participants elect one or more investment alternatives made available. There is a TSFG stock fund that is available to all participants. Distributions may be made under various circumstances and pursuant to detailed rules set forth in the Plan, including in-service distributions if adequately designated in advance by the participant, distributions upon unforeseeable emergencies (determined in the discretion of the Compensation Committee), distributions upon a change in control of TSFG (if so elected by the participant) and distributions upon retirement, termination of employment, death and disability. Participants and their beneficiaries, heirs, successors and assigns have no legal or equitable rights, interests or claims in any property or assets of TSFG. For purposes of the payment of benefits under the Plan, any and all of TSFG’s assets remain the general, unpledged, unrestricted assets of TSFG.

The table below sets forth matters with respect to both the Prior Plan and the Plan on a combined basis.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
L. Harton	―	―	―	―	―
J. Gordon	―	―	$ (19,573)	$ 14,323	$ 1,049
W. Crawford	―	15,000	34,927	92,257	84,360
E. Diaz	―	―	114	21,507	2,154
C. Holmes	―	―	(4,940)	89,151	8,873
       (1)  This amount is included in the amount shown in the All Other Compensation column of the Summary Compensation Table.
(2)
TSFG contributions paid on behalf of each Named Executive Officer for 2009 and for the previous two years are shown below. All such amounts have been reported in the Summary Compensation Table for the year in which they were paid to the extent that the individual was a Named Executive Officer in that year.

Name	2009 ($)	Past Two Years ($)	Total ($)
H. Lynn Harton	―	―	―
James R. Gordon	―	5,567	5,567
William P. Crawford, Jr.	15,000	30,000	45,000
Ernie Diaz	―	2,000	2,000
Christopher T. Holmes	―	11,395	11,395

Potential Payments Upon Termination or Change in Control

The following tables set forth the payments that would have been made to each Named Executive Officer according to the terms of their respective employment agreement upon a termination or change in control.

It should be noted, however, that with respect to any termination or change in control events occurring during the period that TSFG remains a participant in the CPP, TSFG will be subject to the new limitations imposed by the American Recovery and Reinvestment Act which will prohibit TSFG from making any payments to any Named Executive Officer in connection with his or her departure from the Company for any reason except for payments for services performed or benefits accrued.

H. Lynn Harton

TSFG and Mr. Harton entered into an employment agreement dated February 25, 2008. The following is a summary of its material provisions.

The term of the contract is a “rolling” three years, provided that upon notice, either party may make it a fixed term of three years. TSFG agreed to employ Mr. Harton as an executive officer (now president and chief executive officer). His base salary is determined by the Board of Directors from time to time. Mr. Harton is entitled to participate in the MPIP and the LTIP at levels within the Board’s discretion. Mr. Harton was eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives of the Company. Mr. Harton is also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with his position.

Mr. Harton’s employment may be terminated by him voluntarily at Early Retirement or at Normal Retirement, by him for “good reason,” by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement, Mr. Harton being assigned duties inconsistent with his position or TSFG requiring Mr. Harton to relocate or travel significantly more. The table below sets forth the compensation payable to Mr. Harton in each such situation. In each case, the payments must be made in a lump sum, unless indicated otherwise, or unless Mr. Harton elects a non-lump sum alternative. All unvested forms of compensation vest upon a termination of Mr. Harton’s employment by him for good reason, or by TSFG in the absence of cause. Mr. Harton’s agreement provides that he will be entitled to a “gross-up” payment to compensate him for any excise tax liability under Section 4999 of the Internal Revenue Code.

Mr. Harton is obligated for the two-year period following his termination of employment, not to solicit or hire TSFG employees or to compete against TSFG by working for any other bank, thrift, or other lending institution headquartered in any county in which the Company has a physical presence which would involve Executive engaging in the same or substantially similar activities as those he provided to TSFG at the time of his termination.

The table below sets forth the compensation that would have been payable to Mr. Harton in each such situation if it had occurred on December 31, 2009. The compensation set forth will be subject to the limitations imposed by the American Recovery and Reinvestment Act, which will prohibit TSFG from making any payments to any Named Executive Officer in connection with their departure from the Company for any reason except for payments for services performed or benefits accrued.

Benefit	Voluntary Termination (pre-CIC) (1)	Good Reason by EE (pre-CIC); Voluntary Termination (post-CIC) (1)	Not for Cause by Company; Good Reason by EE (post-CIC);	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary and Auto Allowance	―	$669,200	$2,007,600	―	$2,007,600	―
Cash Bonus (MPIP)	―	56,000	168,000	―	168,000	―
Retention Award	―	―	500,000	―	500,000	―
Equity Compensation
LTIP Restricted Shares and Units	―	―	17,228	―	17,228	―
Stock Options	―	―	―	―	―	―
Benefits and Perquisites
SERP(3)	―	―	―	―	388,922	―
Life/Disability Insurance Payments	―	―	4,890	―	4,890	―
Financial Planning	―	―	20,100	―	20,100	―
Tax Gross Up on Perquisites	―	―	10,104	―	10,104	―
280G Tax Gross Up	―	―	1,301,010	―	1,301,010	―
Deferred Compensation Contribution	―	―	―	―	―	―
Executive Physical	―	―	―	―	―	―
Charitable Match	―	―	10,200	―	10,200	―
Health Benefits	―	―	24,351	―	24,351	―
TOTAL	―	$725,200	$4,063,483	―	$4,452,405	―
(1)	Given Mr. Harton’s age and tenure with the Company, he would not qualify for Early Retirement or Normal Retirement under any agreements or compensation plans.
(2)
Except for the restricted stock shares and units referenced under “Equity Compensation,” which would vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.

(3)	Reflects only SERP benefits not included in the SERP Plan Benefits table above.

James R. Gordon

TSFG and Mr. Gordon entered into an employment agreement dated February 25, 2008. The following is a summary of its material provisions.

The term of the contract is a “rolling” three years, provided that upon notice, either party may make it a fixed term of three years. TSFG agreed to employ Mr. Gordon as its chief financial officer. His base salary is determined by the Board of Directors from time to time. Mr. Gordon is entitled to participate in the MPIP and the LTIP at levels within the Board’s discretion. Mr. Gordon was eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives of the Company. Mr. Gordon is also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with his position.

Mr. Gordon’s employment may be terminated by him voluntarily at Early Retirement or at Normal Retirement, by him for “good reason,” by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement, Mr. Gordon being assigned duties inconsistent with his position or TSFG requiring Mr. Gordon to relocate or travel significantly more.

The table below sets forth the compensation payable to Mr. Gordon in each such situation. In each case, the payments must be made in a lump sum, unless indicated otherwise, or unless Mr. Gordon elects a non-lump sum alternative. All unvested forms of compensation vest upon a termination of Mr. Gordon’s employment by him for good reason, or by TSFG in the absence of cause. Mr. Gordon’s agreement provides that he will be entitled to a “gross-up” payment to compensate him for any excise tax liability under Section 4999 of the Internal Revenue Code. Mr. Gordon is obligated for the two-year period following his termination of employment, not to solicit or hire TSFG employees or to compete (broadly defined) against TSFG by working for any financial institution which is headquartered in any county in which TSFG conducts its business.

The table below sets forth the compensation that would have been payable to Mr. Gordon in each such situation if it had occurred on December 31, 2009. The compensation set forth will be subject to the limitations imposed by the American Recovery and Reinvestment Act, which will prohibit TSFG from making any payments to any Named Executive Officer in connection with their departure from the Company for any reason except for payments for services performed or benefits accrued.

Benefit	Voluntary Termination (pre-CIC) (1)	Good Reason by EE (pre-CIC); Voluntary Termination (post-CIC) (1)	Not for Cause by Company; Good Reason by EE (post-CIC);	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary and Auto Allowance	―	$364,200	$1,092,600	―	$1,092,600	―
Cash Bonus (MPIP)	―	64,000	192,000	―	192,000	―
Retention Bonus	―	―	500,000	―	500,000	―
Equity Compensation
LTIP Restricted Shares and Units	―	―	17,709	―	17,709	―
Stock Options	―	―	―	―	―	―
Benefits and Perquisites
SERP(3)	―	―	―	―	394,488	―
Life/Disability Insurance Payments	―	―	14,430	―	14,430	―
Financial Planning	―	―	―	―	―	―
Tax Gross Up on Perquisites	―	―	―	―	―	―
280G Tax Gross Up	―	―	785,387	―	785,387	―
Deferred Compensation Contribution	―	―	―	―	―	―
Executive Physical	―	―	―	―	―	―
Charitable Match	―	―	―	―	―	―
Health Benefits	―	―	24,351	―	24,351	―
TOTAL	―	$428,200	$2,626,477	―	$3,020,965	―
(1)	Given Mr. Gordon’s age and tenure with the Company, he would not qualify for Early Retirement or Normal Retirement under any agreements or compensation plans.
(2)
Except for the restricted stock shares and units referenced under “Equity Compensation,” which would vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.

(3)	Reflects only SERP benefits not included in the SERP Plan Benefits table above.

William P. Crawford, Jr.

TSFG and Mr. Crawford entered into an employment agreement dated February 25, 2008. The following is a summary of its material provisions.

The term of the contract is a “rolling” three years, provided that upon notice, either party may make it a fixed term of three years. TSFG agreed to employ Mr. Crawford as its general counsel and chief risk officer. His base salary is determined by the Board of Directors from time to time. Mr. Crawford is entitled to participate in the MPIP and the LTIP at levels within the Board’s discretion. Mr. Crawford was eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives of the Company. Mr. Crawford is also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with his position.

Mr. Crawford’s employment may be terminated by him voluntarily at Early Retirement or at Normal Retirement, by him for “good reason,” by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement, Mr. Crawford being assigned duties inconsistent with his position or TSFG requiring Mr. Crawford to relocate or travel significantly more. The table below sets forth the compensation payable to Mr. Crawford in each such situation. In each case, the payments must be made in a lump sum, unless indicated otherwise, or unless Mr. Crawford elects a non-lump sum alternative. All unvested forms of compensation vest upon a termination of Mr. Crawford’s employment by him for good reason, or by TSFG in the absence of cause. Mr. Crawford’s agreement provides that he will be entitled to a “gross-up” payment to compensate him for any excise tax liability under Section 4999 of the Internal Revenue Code. Mr. Crawford is obligated for the two-year period following his termination of employment, not to solicit or hire TSFG employees or to compete (broadly defined) against TSFG by working for any financial institution which is headquartered in any county in which TSFG conducts its business.

The table below sets forth the compensation that would have been payable to Mr. Crawford in each such situation if it had occurred on December 31, 2009. The compensation set forth will be subject to the limitations imposed by the American Recovery and Reinvestment Act, which will prohibit TSFG from making any payments to any Named Executive Officer in connection with their departure from the Company for any reason except for payments for services performed or benefits accrued.

Benefit	Voluntary Termination (pre-CIC) (1)	Good Reason by EE (pre-CIC); Voluntary Termination (post-CIC) (1)	Not for Cause by Company; Good Reason by EE (post-CIC);	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary and Auto Allowance	―	$287,625	$862,875	―	$862,875	―
Cash Bonus (MPIP)	―	31,167	93,501	―	93,501	―
Equity Compensation
LTIP Restricted Shares and Units	―	―	8,185	―	8,185	―
Stock Options	―	―	―	―	―	―
Benefits and Perquisites
SERP(3)	―	―	―	―	244,215	―
Life/Disability Insurance Payments	―	―	16,701	―	16,701	―
Financial Planning	―	―	11,175	―	11,175	―
Tax Gross Up on Perquisites	―	―	―	―	―	―
280G Tax Gross Up	―	―	516,197	―	516,197	―
Deferred Compensation Contribution	―	―	45,000	―	45,000	―
Executive Physical	―	―	―	―	―	―
Charitable Match	―	―	13,500	―	13,500	―
Health Benefits	―	―	24,351	―	24,351	―
TOTAL	―	$318,792	$1,591,485	―	$1,835,700	―
(1)	Given Mr. Crawford's age and tenure with the Company, he would not qualify for Early Retirement or Normal Retirement under any agreements or compensation plans.
(2)
Except for the restricted stock shares and units referenced under “Equity Compensation,” which would vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.

(3)	Reflects only SERP benefits not included in the SERP Plan Benefits table above.

J. Ernie Diaz

TSFG and Mr. Diaz entered into an employment agreement dated September 12, 2007. The following is a summary of its material provisions.

The term of the contract is a “rolling” one year, provided that upon notice, either party may make it a fixed term of one year. TSFG agreed to employ Mr. Diaz as the president of its banking operations in Florida. His base salary is determined by the Board of Directors from time to time. Mr. Diaz is entitled to participate in the MPIP and the LTIP at levels within the Board’s discretion. Mr. Diaz is eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives of the Company. Mr. Diaz is also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with her position.

Mr. Diaz’ employment may be terminated by her voluntarily at Early Retirement or at Normal Retirement, by her for “good reason,” by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement, Mr. Diaz being assigned duties inconsistent with his position or TSFG requiring Mr. Diaz to relocate or travel significantly more. The table below sets forth the compensation payable to Mr. Diaz in each such situation. In each case, the payments must be made in a lump sum, unless indicated otherwise, or unless Mr. Diaz elects a non-lump sum alternative. All unvested forms of compensation vest upon a termination of Mr. Diaz’ employment by him for good reason, or by TSFG in the absence of cause. Mr. Diaz is obligated for the one-year period following his termination of employment, not to solicit or hire TSFG employees or to compete (broadly defined) against TSFG by working for any financial institution which is headquartered in any county in which TSFG conducts its business.

The table below sets forth the compensation that would have been payable to Mr. Diaz in each such situation if it had occurred on December 31, 2009. The compensation set forth will be subject to the limitations imposed by the American Recovery and Reinvestment Act, which will prohibit TSFG from making any payments to any Named Executive Officer in connection with their departure from the Company for any reason except for payments for services performed or benefits accrued.

Benefit	Voluntary Termination (pre-CIC) (1)	Good Reason by EE (pre-CIC); Voluntary Termination (post-CIC) (1)	Not for Cause by Company; Good Reason by EE (post-CIC);	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary and Auto Allowance	―	$349,000	$698,000	―	$698,000	―
Cash Bonus (MPIP)	―	66,667	133,334	―	133,334	―
Equity Compensation
LTIP Restricted Shares and Units	―	―	4,405	―	4,405	―
Stock Options	―	―	―	―	―	―
Benefits and Perquisites
SERP(3)	―	―	―	―	193,062	―
Life/Disability Insurance Payments	―	―	―	―	―	―
Financial Planning	―	―	―	―	―	―
Tax Gross Up on Perquisites	―	―	―	―	―	―
280G Tax Gross Up	―	―	―	―	―	―
Deferred Compensation Contribution	―	―	―	―	―	―
Executive Physical	―	―	―	―	―	―
Charitable Match	―	―	―	―	―	―
Health Benefits	―	―	16,234	―	16,234	―
TOTAL	―	$415,667	$851,973	―	$1,045,035	―
(1)	Given Mr. Diaz’ age and tenure with the Company, he would not qualify for Early Retirement or Normal Retirement under any agreements or compensation plans.
(2)
Except for the restricted stock shares and units referenced under “Equity Compensation,” which would vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.

(3)	Reflects only SERP benefits not included in the SERP Plan Benefits table above.

Christopher T. Holmes

Mr. Holmes’ employment was terminated in January 2010. However, at December 31, 2009, the terms of an employment agreement between TSFG and Mr. Holmes dated February 25, 2008 were in effect. The following is a summary of material provisions of that agreement.

The term of the contract was a “rolling” three years, provided that upon notice, either party may make it a fixed term of three years. TSFG agreed to employ Mr. Holmes as its director of retail operations. His base salary is determined by the Board of Directors from time to time. Mr. Holmes was entitled to participate in the MPIP and the LTIP at levels within the Board’s discretion. Mr. Holmes was eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives of the Company. Mr. Holmes was also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with his position.

The terms of the agreement provided for termination by him voluntarily at Early Retirement or at Normal Retirement, by him for “good reason”, by TSFG for cause or without cause, or by his death or disability. The term “good reason” was generally defined as TSFG breaching the agreement, Mr. Holmes being assigned duties inconsistent with his position or TSFG requiring Mr. Holmes to relocate or travel significantly more. The table below sets forth the compensation payable to Mr. Holmes in each such situation. In each case, the payments would have been made in a lump sum, unless indicated otherwise, or unless Mr. Holmes elected a non-lump sum alternative. All unvested forms of compensation would have vested upon a termination of Mr. Holmes’s employment by him for good reason, or by TSFG in the absence of cause. Mr. Holmes’s agreement provided that he would have been entitled to a “gross-up” payment to compensate him for any excise tax liability under Section 4999 of the Internal Revenue Code. Mr. Holmes is obligated for the two-year period following his termination of employment, not to solicit or hire TSFG employees or to compete (broadly defined) against TSFG by working for any financial institution which is headquartered in any county in which TSFG conducts its business.

The table below sets forth the compensation that would have been payable to Mr. Holmes in each such situation if it had occurred on December 31, 2009. The compensation set forth would be subject to the limitations imposed by the American Recovery and Reinvestment Act, which would prohibit TSFG from making any payments to any Named Executive Officer in connection with their departure from the Company for any reason except for payments for services performed or benefits accrued.

Benefit	Voluntary Termination (pre-CIC) (1)	Good Reason by EE (pre-CIC); Voluntary Termination (post-CIC) (1)	Not for Cause by Company; Good Reason by EE (post-CIC);	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary and Auto Allowance	―	$244,200	$732,600	―	$732,600	―
Cash Bonus (MPIP)	―	44	132	―	132	―
Retention Bonus		―	500,000	―	500,000	―
Equity Compensation
LTIP Restricted Shares and Units	―	―	16,256	―	16,256	―
Stock Options	―	―	―	―	―	―
Benefits and Perquisites
SERP(3)	―	―	―	―	253,414	―
Life/Disability Insurance Payments	―	―	11,121	―	11,121	―
Financial Planning	―	―	2,250	―	2,250	―
Tax Gross Up on Perquisites	―	―	1,131	―	1,131	―
280G Tax Gross Up	―	―	513,529	―	513,529	―
Deferred Compensation Contribution	―	―	―	―	―	―
Executive Physical	―	―	―	―	―	―
Charitable Match	―	―	―	―	―	―
Health Benefits	―	―	24,351	―	24,351	―
TOTAL	―	$244,244	$1,801,370	―	$2,054,784	―
(1)	Given Mr. Holmes’s age and tenure with the Company, he would not have qualified for Early Retirement or Normal Retirement under any agreements or compensation plans.
(2)
Except for the restricted stock shares and units referenced under “Equity Compensation,” which would have vested immediately upon a change in control, the change in control must have been accompanied by a termination of employment in order for Mr. Holmes to have been eligible to receive the benefits set forth in this column.

(3)	Reflects only SERP benefits not included in the SERP Plan Benefits table above.

Equity Compensation Plan Data

The table below sets forth information regarding TSFG’s equity compensation plans at December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of numbers)
Equity compensation plans approved by security holders (1)(2)	4,045,398	$18.02	2,456,586
Equity compensation plans not approved by security holders (3)	─	─	─
Total	4,045,398	$18.02	2,456,586
(1)
These plans (as defined in the applicable SEC rules) are as follows: TSFG Stock Option Plan, the TSFG Restricted Stock Agreement Plan, the Director Stock Option Plan, the Amended and Restated Fortune 50 Plan, the TSFG Long-Term Incentive Plan, and option plans assumed by TSFG as a result of acquisitions.

(2)	Of this amount, 199,778 options are outstanding pursuant to non-TSFG Plans.
(3)
TSFG has adopted no “equity compensation plans” as defined in the applicable SEC rules, which have not been approved by its shareholders. TSFG believes that all equity compensation plans to which it succeeded in connection with mergers and acquisitions were approved by such acquired entities’ shareholders.

Proposal No. 2 – Approval Of Articles Of Amendment Setting Authorized Common Stock

The Board of Directors has adopted resolutions (1) declaring that an amendment to our Articles of Incorporation to set the number of authorized shares of our common stock at 1.35 billion shares was advisable (the “Authorized Share Increase”), and (2) directing that a proposal to approve the Authorized Share Increase be submitted to the holders of our common stock for their approval at the Annual Meeting.

The form of the proposed amendment to our Articles of Incorporation to effect the Authorized Share Increase is attached to this proxy statement as Annex A.

Background and Reasons for the Authorized Share Increase

Our Articles of Incorporation currently authorize the issuance of 325,000,000 shares of common stock. As of March 15, 2010, there were 215,625,225 shares of common stock. Of the remaining 109,374,775 but unissued shares of common stock, an aggregate of 18,182,284 shares were reserved for issuance under our Dividend Reinvestment Plan, Employee Stock Purchase Plan, equity incentive plans, conversions of outstanding preferred shares, and other outstanding warrant agreements. As a result, we had only 91,192,491 shares of common stock unreserved and available for future issuance as of March 15, 2010.

As previously publicly disclosed, we have initiated a process to identify and evaluate a broad range of strategic alternatives to substantially strengthen our capital base and enhance shareholder value. In addition, we have also previously publicly noted that, in order to remain well capitalized under federal banking agencies’ guidelines and to satisfy higher regulatory capital expectations generally, we believe that we will be need to raise substantial additional capital. Among the capital raising alternatives under consideration are public and private sales of common stock and preferred stock. While we have no definitive plans, undertakings, arrangements or agreements at this time for issuing additional shares of common stock or preferred stock, the Board of Directors believes that it is advisable to increase the number of authorized shares of common stock to ensure that we will have a sufficient number of available shares to undertake a potential common stock offering and to assure flexibility in the future. This increase would avoid the possible delay and expense of holding a special meeting of shareholders at a later date.

In addition to providing the shares necessary for a common stock offering, we would also be able to use the additional shares in connection with merger and acquisition opportunities, the issuance of shares under current or future equity incentive plans for our directors, officers and employees, the issuance of stock dividends, stock splits, and other corporate purposes.

Procedure for Implementing the Authorized Share Increase

The Authorized Share Increase, if approved by our shareholders, would become effective upon the filing of articles of amendment to our Articles of Incorporation with the Secretary of State of the State of South Carolina. If the Authorized Share Increase is approved by our shareholders, we expect to file the articles of amendment effecting the Authorized Share Increase promptly upon such approval and in any event prior to filing articles of amendment effecting the Reverse Stock Split (and related share decrease) discussed below in “Proposal No. 3 — Amendment to Articles of Incorporation to Effect a Reverse Stock Split.”

As described below in Proposal No. 3, we are proposing a Reverse Stock Split of not less than one-for-five and not more than one-for-fifty, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion. Regardless of whether this Authorized Share Increase proposal is approved, the Reverse Stock Split will proportionately reduce our number of authorized common shares in accordance with reverse stock split ratio.

Authority of the Board of Directors to Issue Additional Shares of Common Stock

If this amendment is approved and we are authorized to issue additional shares of common stock, the Board of Directors will determine whether, when, and on what terms to issue the additional shares of common stock without further action by our shareholders, unless shareholder approval is required by applicable law or securities exchange listing requirements in connection with a particular transaction.

Dilution to Existing Shareholders

Our shareholders do not have preemptive rights. Therefore, if we decide to issue additional shares of common stock, we would have the discretion to determine to whom we offer these additional shares and would not be obligated to first offer these shares to our existing shareholders. Except for a stock split or stock dividend, issuances of common shares will dilute the voting power and ownership of our existing shareholders and will dilute earnings or loss per share of common stock. Depending on the price at which the shares are issued, an issuance may reduce the per share book value of the Company’s common shares. Currently, we expect that any near-term issuance would be substantially dilutive to our existing shareholders and would reduce our book value per share.

No Appraisal Rights

Under South Carolina law and our Articles of Incorporation, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Authorized Share Increase.

Vote Required to Approve the Amendment and Recommendation

Approval of the Authorized Share Increase proposal requires the affirmative vote of holders of two-thirds of the shares of common stock and Convertible Preferred Stock (voting together as a single class) entitled to vote as of the Record Date. Under South Carolina law, the affirmative vote of holders of two-thirds of the shares of common stock entitled to vote as of the Record Date, counted separately as a class without the Convertible Preferred Stock, is also required to approve the Authorized Share Increase. Approval by our shareholders of the Authorized Share Increase is not conditioned upon approval by our shareholders of the Reverse Stock Split; conversely, approval by our shareholders of the Reverse Stock Split is not conditioned upon approval by our shareholders of the Authorized Share Increase.

The Board of Directors unanimously recommends that shareholders vote FOR the Authorized Share Increase.

Proposal No. 3 – Approval of Amendment to Articles of Incorporation to Effect a Reverse Stock Split

The Board of Directors has adopted resolutions (1) declaring that an amendment to our Articles of Incorporation to effect a reverse stock split, as described below, was advisable and (2) directing that a proposal to approve the Reverse Stock Split be submitted to the holders of our common stock for their approval at the Annual Meeting.

The form of the proposed amendment to our Articles of Incorporation to effect the Reverse Stock Split is attached to this proxy statement as Annex B. If approved by our shareholders, the Reverse Stock Split would permit (but not require) the Board of Directors to effect a reverse stock split of our common stock at any time prior to November 30, 2010 by a ratio of not less than one-for-five and not more than one-for-fifty, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion. We believe that enabling the Board of Directors to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our shareholders. In determining a ratio, if any, following the receipt of shareholder approval, the Board of Directors may consider, among other things, factors such as:
•	the historical trading price and trading volume of our common stock;
•	the number of shares of our common stock outstanding;
•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;
•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and
•	prevailing general market and economic conditions.

The Board of Directors reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its shareholders.

Depending on the ratio for the Reverse Stock Split determined by the Board of Directors, five to fifty shares of existing common stock will be combined into one share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the Board of Directors. The amendment to the Articles of Incorporation that is filed to effect the Reverse Stock Split, if any, will include only the reverse split ratio determined by the Board of Directors to be in the best interests of our shareholders and all of the other proposed amendments at different ratios will be abandoned.

If the Reverse Stock Split is effected, we will also reduce the number of authorized shares of our common stock, as described below in “— Authorized Shares.” Accordingly, we are also proposing to adopt amendments to our Articles of Incorporation to reduce the total number of authorized shares of common stock, depending on the reverse split ratio determined by the Board of Directors. If the Board of Directors abandons the Reverse Stock Split, it will also abandon the related reduction in the number of authorized shares.

To avoid the existence of fractional shares of our common stock, shareholders of record who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled to receive cash (without interest) in lieu of such fractional shares from our transfer agent. The total amount of cash that will be paid to holders of fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds (after customary brokerage commissions, other expenses and applicable withholding taxes) attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable. Holders of fractional shares as a result of the Reverse Stock Split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned.

Background and Reasons for the Reverse Stock Split

The Board of Director’s primary objective in proposing the Reverse Split is to raise the per share trading price of our common stock so as to cause and maintain compliance with the NASDAQ listing requirements. The NASDAQ listing requirements generally require a bid price in excess of $1. The Board of Directors believes that the liquidity and marketability of our common stock will be adversely affected if it is not quoted on a national securities exchange, as in such event, investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. The Board of Directors believes that current and prospective investors will view an investment in our common stock more favorably if our common stock remains listed on the Nasdaq Stock Market. It is also believed that increasing the market price of our common stock will make our common stock more attractive to a broader range of institutional and other investors. In addition to increasing the market price of our common stock, the Reverse Stock Split would also reduce certain of our costs, as discussed below. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our shareholders’ best interests.

We believe, as briefly noted above, that the Reverse Stock Split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split will make our common stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our common stock.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Currently, the fees that we pay to list our shares on the NASDAQ Global Select Market are based on the number of shares we have outstanding. Also, the fees that we pay for custody and clearing services, the fees that we pay to the SEC to register securities for issuance and the costs of our proxy solicitations are all based on or related to the number of shares being held, cleared or registered as applicable. Reducing the number of shares that are outstanding and that will be issued in the future may reduce the amount of fees and tax that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the shares.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our shareholders, would become effective upon the filing (the “Effective Time”) of articles of amendment to our Articles of Incorporation with the Secretary of State of the State of South Carolina. The exact timing of the filing of the articles of amendment that will effect the Reverse Stock Split will be determined by the Board of Directors based on its evaluation as to when such action will be the most advantageous to the Company and our shareholders. In addition, the Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the articles of amendment, the Board of Directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed with the Reverse Stock Split. If articles of amendment effecting the Reverse Stock Split have not been filed with the Secretary of State of the State of South Carolina by the close of business on November 30, 2010, the Board of Directors will abandon the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by the Board of Directors, any whole number of shares from ten to fifty (inclusive) of existing common stock will be combined into one new share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the Board of Directors. If the Authorized Share Increase proposal is not approved, then the authorized shares of common stock (currently 325,000,000) will be reduced proportionately in accordance with reverse stock split ratio.

The table below shows, as of March 15, 2010, the number of authorized and issued shares of common stock that would result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

		Number of authorized shares of common stock following the Reverse Stock Split
Reverse Stock Split Ratio	Shares Outstanding	If Authorized Share Increase is approved	If Authorized Share Increase is not approved
1-for-5	43,125,045	270,000,000	65,000,000
1-for-10	21,562,522	135,000,000	32,500,000
1-for-15	14,375,015	90,000,000	21,666,666
1-for-20	10,781,261	67,500,000	16,250,000
1-for-25	8,625,009	54,000,000	13,000,000
1-for-30	7,187,507	45,000,000	10,833,333
1-for-50	4,312,504	27,000,000	6,500,000

The actual number of shares outstanding after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the Board of Directors. The actual number of authorized shares after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the Board of Directors and whether the Authorized Share Increase discussed above in “Proposal No. 2—Amendment to Articles of Incorporation to Set Number of Authorized Shares” is approved.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except that as described below in “—Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-Reverse Stock Split holders of our common stock to the extent there are currently shareholders who would otherwise receive less than one share of common stock after the Reverse Stock Split. In addition, the Reverse Stock Split will not affect any shareholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our common stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. Our common stock will continue to be listed on the NASDAQ Global Select Market under the symbol “TSFG”, although NASDAQ will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Time to indicate that a reverse stock split has occurred.

Beneficial Holders of Common Stock (i.e. shareholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by shareholders through a bank, broker, custodian or other nominee in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split and making payment for fractional shares. Shareholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. shareholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These shareholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Shareholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock or payment in lieu of any fractional share interest, if applicable.

Holders of Certificated Shares of Common Stock

Shareholders holding shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a shareholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Shareholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these shareholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). If a shareholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “—Fractional Shares.”

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. Shareholders of record who would otherwise hold fractional shares because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the Board of Directors will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares from our transfer agent. Our transfer agent will aggregate all fractional shares following the Reverse Stock Split and sell them into the market. The total amount of cash that will be paid to holders of fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds (after customary brokerage commissions and other expenses) attributable to such sale. Holders of fractional shares as a result of the Reverse Stock Split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned.

If a shareholder who holds shares in certificated form is entitled to a payment in lieu of any fractional share interest, the shareholder will receive a check as soon as practicable after the Effective Time and after the shareholder has submitted an executed transmittal letter and surrendered all Old Certificates, as described above in “—Holders of Certificated Shares of Common Stock.” If a shareholder who holds shares in book-entry form is entitled to a payment in lieu of any fractional share interest, the shareholder will receive a check as soon as practicable after the Effective Time without need for further action by the shareholder. Shareholders who hold shares of our common stock with a bank, broker, custodian or other nominee should contact their bank, broker, custodian or other nominee for information on the treatment and processing of fractional shares by their bank, broker, custodian or other nominee. By signing and cashing the check, shareholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. Shareholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the Board of Directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards and units and common stock units in our 401(k) savings plans or deferred compensation plans will be similarly adjusted. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio determined by the Board of Directors.

Accounting Matters

The proposed amendments to our Articles of Incorporation will not affect the par value of our common stock per share, which will remain $1.00 per share. As a result, as of the Effective Time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (IRC), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of August 27, 2009. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.

A U.S. holder who receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. Information Reporting and Backup Withholding.

Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our common stock who is a foreign corporation or a non-resident alien individual.

Generally, non-U.S. holders will not recognize any gain or loss upon the Reverse Stock Split. In particular, gain or loss will not be recognized with respect to cash received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Reverse Stock Split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.

U.S. Information Reporting and Backup Withholding Tax.

In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

No Appraisal Rights

Under South Carolina law and our Articles of Incorporation, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

Vote Required to Approve the Amendment and Recommendation

Approval of the Reverse Stock Split proposal requires the affirmative vote of holders of two-thirds of the shares of common stock and Convertible Preferred Stock (voting together as a single class) entitled to vote as of the Record Date. Under South Carolina law, the affirmative vote of holders of two-thirds of the shares of common stock entitled to vote as of the Record Date, counted separately as a class without the Convertible Preferred Stock, is also required to approve the Reverse Stock Split. Approval by our shareholders of the Reverse Stock Split is not conditioned upon approval by our shareholders of the Authorized Share Increase; conversely, approval by our shareholders of the Authorized Share Increase is not conditioned upon approval by our shareholders of the Reverse Stock Split.

The Board of Directors unanimously recommends that shareholders vote FOR the Reverse Stock Split.

Proposal No. 4 – Approval of Certain Amendments to TSFG's Employee Stock Purchase Plan

Introduction

We are seeking approval of an amendment to TSFG’s Employee Stock Purchase Plan (the “ESPP”) to increase the shares available for issuance thereunder by 400,000 shares. The ESPP provides employees of TSFG and its subsidiaries with the opportunity to acquire TSFG common stock through a payroll deduction plan. Except as set forth above, the ESPP would remain unaltered in all material respects.

The ESPP was originally adopted by our board of directors and approved by our shareholders in 1994. In 2004, it was re-approved and extended to 2014.

Reasons for Approval

The Board recommends approval of the proposed amendments because they are necessary to continue the operation of the ESPP. At the Record Date, a total of 136,860 shares were available for issuance through the ESPP. Depending upon future stock prices and employee participation, TSFG will exhaust the available shares prior to the 2011 Annual Meeting. The Board believes that the ESPP furthers TSFG’s goal of employee stock ownership in TSFG. TSFG also believes that the equity ownership by employees will serve as a significant incentive to Company employees to improve the long-term performance of TSFG, thereby improving the long-term return to all of TSFG's shareholders. Accordingly, the Board believes that the proposed amendment is in the best interests of TSFG and its shareholders.

Material Features of the Employee Stock Purchase Plan

The following is a summary of the principal terms of the amended ESPP. Please note that the following description is qualified in its entirety by the full text of the amended ESPP. The full text of the ESPP has been filed electronically with the SEC and can be reviewed at www.sec.gov. A copy of the ESPP document may also be obtained without charge by written request to Investor Relations Department, The South Financial Group, Inc., 102 South Main Street, Greenville, SC 29601.

Eligibility. In general, employees of TSFG and any subsidiary who work 20 hours or more per week for more than five months per calendar year and who have completed one year of continuous service with TSFG or a subsidiary are eligible to participate. However, executive officers who are reporting persons under Section 16 of the Exchange Act and persons who beneficially own more than 5% of TSFG’s common stock may not participate. As of the date hereof, approximately 1,950 employees are eligible to participate in the Employee Stock Purchase Plan. None of the executive officers set forth in the Summary Compensation Table above are eligible to participate in the Employee Stock Purchase Plan.

Amounts Withheld. Under the terms of the Employee Stock Purchase Plan, an eligible employee may authorize TSFG to withhold up to 10% of his or her base compensation (up to a maximum of $25,000 per year) to be used to purchase TSFG common stock. These payroll deductions will be accumulated for quarterly periods and used to purchase TSFG common stock on quarterly purchase dates as set forth in the Employee Stock Purchase Plan. TSFG common stock purchased pursuant to the ESPP is acquired from TSFG’s authorized but unissued common stock or from shares of TSFG common stock acquired in the market. Plan participants are subject to certain limitations when increasing the amount of their payroll deductions.

Operation of the ESPP. The ESPP generally operates in successive quarterly periods (“Quarterly Purchase Periods”) commencing on February 1, May 1, August 1 and November 1. A participant must designate in the election the percentage of compensation to be withheld from his or her pay during a Quarterly Purchase Period and credited to a bookkeeping account maintained under the ESPP in his or her name on our books. The number of shares acquired by a participant upon exercise of his or her option will be determined by dividing the participant’s ESPP account balance as of the last day of a Quarterly Purchase Period by the “Purchase Price”, which is 95% of the TSFG common stock’s “fair market value” on the date of purchase. Fair market value is defined as the high and low sale prices of the TSFG common stock on the NASDAQ Stock Market on the five business days preceding the date in question.

A participant may elect to terminate his or her contributions to the ESPP during a Quarterly Purchase Period at any time prior to the Exercise Date. A participant’s participation in the ESPP will also terminate prior to the applicable Exercise Date upon termination of employment by us for any reason, or in the event that he or she is no longer an eligible employee.

If a participant’s ESPP participation terminates during a Quarterly Purchase Period, his account balance is frozen and used to purchase shares on the Exercise Date. Once termination occurs within a Quarterly Purchase Period, participation cannot be reinitiated until a subsequent Quarterly Purchase Period. A participant’s termination from participation will not have any effect upon his ability to participate in any succeeding Quarterly Purchase Period, provided that the applicable eligibility and participation requirements are again then met.

Shares Authorized for Sale. The total number of shares which may be issued under the ESPP is currently limited to 630,750, of which 493,890 shares have been issued.

Administration. The ESPP is administered by a committee comprised of non-employee Board members appointed from time to time by the Board (the “Plan Administrators”). The ESPP Administrators have full authority to administer the Employee Stock Purchase Plan, including, without limitation, authority to interpret and construe provisions of the ESPP and to adopt such rules and regulations for the ESPP as they deem necessary. The Board may, in certain instances and subject to applicable law, amend the Employee Stock Purchase Plan. However, no material amendments may be made without requisite shareholder approval.

Federal Income Tax Consequences

The current federal income tax consequences of the ESPP are summarized in the following general discussion of the general tax principles applicable to the ESPP. This summary is not intended to be exhaustive and does not describe state, local, or international tax consequences.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Participant contributions to the ESPP are made on an after-tax basis (that is, the contributions are deducted from compensation that is taxable to the participant and for which we or one of our subsidiaries are generally entitled to a tax deduction). Generally, no taxable income is recognized by a participant either as of the first day of each quarterly purchase period (the “Grant Date”) or as of the last day of the quarterly purchase period (the “Quarterly Purchase Date”) in which the stock is purchased.

A participant will generally recognize income (or loss) upon a sale or disposition of the shares acquired under the ESPP. If the shares are held by the participant with respect to an option granted under the ESPP for a period of two years or more from the Grant Date and for at least one year from the Quarterly Purchase Date (the “Required Holding Period”), and are sold at a price in excess of the purchase price paid by the participant for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (1) the amount by which the fair market value of the shares on the Grant Date exceeded the purchase price, or (2) the amount by which the fair market value of the shares at the time of their sale exceeded the purchase price. Any portion of the gain not taxed as ordinary income will be treated as long-term capital gain. If the shares are held for the Required Holding Period and are sold at a price less than the purchase price paid by the participant for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. TSFG will not be entitled to any deduction for federal income tax purposes for shares held for the Required Holding Period that are subsequently sold by the participant, whether at a gain or loss.

If a participant disposes of shares within the Required Holding Period (a “Disqualifying Disposition”), the participant will recognize ordinary income in an amount equal to the difference between the purchase price paid by the participant for the shares and the fair market value of the shares on the Quarterly Purchase Date, and we will be entitled to a corresponding deduction for federal income tax purposes. In addition, if a participant makes a Disqualifying Disposition at a price in excess of the purchase price paid by the participant for the shares, the participant will recognize a capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the Quarterly Purchase Date. Alternatively, if a participant makes a Disqualifying Disposition at a price less than the fair market value of the shares on the Quarterly Purchase Date, the Participant will recognize a capital loss in an amount equal to the difference between the fair market value of the shares on the Quarterly Purchase Date and the selling price of the shares. TSFG will not receive a deduction for federal income tax purposes with respect to any capital gain recognized by a participant who makes a Disqualifying Disposition.

ESPP Data
The benefits that will be received by or allocated to eligible employees under the ESPP in the future cannot be determined at this time because the amount of contributions set aside to purchase shares of common stock under the ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant. During 2009, 185,400 shares were purchased by employees through the ESPP, none of whom were executive officers.

Vote Required

This amendment to the ESPP requires the approval of holders of a majority of TSFG’s outstanding common stock. Abstentions and broker non-votes will have no effect upon the vote on this matter.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” approval of the amendment to the Employee Stock Purchase Plan.

Proposal No. 5 – Nonbinding Vote with Respect to Executive Compensation

The American Recovery and Reinvestment Act of 2009 (“ARRA”), signed into law on February 17, 2009, includes a provision requiring Capital Purchase Program (“CPP”) participants, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission. This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s shareholders. Under this legislation, the shareholder vote is not binding on the board of directors of the CPP participant, and may not be construed as overruling any decision by the participant’s board of directors.

Therefore, shareholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve TSFG’s executive compensation policies and procedures as described above in the Compensation Discussion and Analysis, the compensation tables, and related discussion in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives Shareholders the opportunity to endorse or not endorse TSFG’s executive pay program. (Apart from the ARRA requirements, TSFG’s Board of Directors had concluded to include a say-on-pay proposal in this year’s Proxy Statement because TSFG’s shareholders had approved a non-binding resolution at last year’s annual meeting requesting that such an advisory vote be sought.)

The purpose of TSFG’s compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to TSFG’s long-term success and enhancement of shareholder value. The Board of Directors believes TSFG’s compensation policies and procedures achieve this objective, and therefore recommend Shareholders vote “FOR” the proposal through the following resolution:

“RESOLVED, that the Shareholders approve the compensation of TSFG’s executive officers, as described in the Compensation Discussion and Analysis and the tabular disclosure and accompanying narrative disclosure regarding named executive compensation in TSFG’s 2010 Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, TSFG’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that Shareholders vote “FOR” this Resolution.

Proposal No. 6 – Ratification of PricewaterhouseCoopers LLP as TSFG’S Independent Registered Public Accounting Firm for 2010

The Board of Directors recommends the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for TSFG and its subsidiaries for fiscal year 2010 and to audit and report to the shareholders upon the financial statements and internal controls of TSFG as of and for the period ending December 31, 2010.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions that the shareholders may have. Neither the firm nor any of its members has any relation with TSFG except in the firm’s capacity as auditors or as advisors. The appointment of auditors is approved annually by the TSFG Board and, commencing with fiscal year 2003, subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee.

Ratification requires the approval of holders of a majority of the votes cast by the TSFG shareholders with respect to this matter. Abstentions and broker non-votes will have no effect upon the vote on this matter.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

Related Person Matters

Related Person Transactions

TSFG’s Directors and officers and their associates have had, and TSFG expects them to have in the future, banking transactions in the ordinary course of business with TSFG’s banking subsidiaries. These transactions are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties. Such loans have not involved more than normal risks of collectibility nor have they presented any other unfavorable features. The aggregate dollar amount of these loans was approximately $16,811,032 at December 31, 2009. During 2009, loans, either new or renewed, of approximately $15,435,689 million were made, and repayments of principal totaled approximately $15,470,736 million.

On August / September 2007, TSFG, through its banking subsidiary, extended loans (the “Kingsley Loans”) to Kingsley Beach, LLC and Kingsley Ventures Development Company, LLC (collectively, “Kingsley”). Principals in Kingsley include Jon Pritchett (a TSFG director), and Mr. Pritchett’s father (Marvin Pritchett) and brother (Phillip Pritchett). During 2009, the largest amount outstanding under the Kingsley Beach Loan was $6,498,745.15, and $6,498,745.15 was outstanding as of March 22, 2010. No principal payments were made on the Kingsley Beach Loan during 2009. Interest payments, at a rate of 5% per annum, totaled $445,272.36 on the Kingsley Beach Loan during 2009. During 2009, the largest amount outstanding under the Kingsley Ventures Loan was $3,032,000.00 and $3,032,000.00 was outstanding as of March 22, 2010. No principal payments were made on the Kingsley Venture Loan during 2009. Interest payments, at a rate of 5% per annum, totaled $206,407.62 on the Kingsley Ventures Loan during 2009. Mr. Pritchett, his father and brother have respective interests of approximately 25%, 25% and 0% interests in Kingsley Beach, LLC. Mr. Pritchett, his father and brother have respective interests of approximately 16.67%, 0% and 16.67% interests in Kingsley Ventures Development Company. The Kingsley Loans have never been past due or in default, although the Company carries them on non-accrual. At the time the loans were made, they were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender.

Related Party Policy

All “Interested Transactions” with “Related Parties” are subject to certain policy guidelines adopted by the board of directors. An “Interested Transaction” is generally any transaction (broadly defined) in which (1) more than $100,000 per year is involved, (2) TSFG is a participant, and (3) any Related Party has a direct or indirect interest. A “Related Party” is generally a person who (a) is an executive officer, Director or nominee, (b) beneficially owns 5% or more of TSFG’s common stock, or (c) an immediate family member of any of the foregoing. Under the Policy, the Nominating and Corporate Governance Committee is required to review all Interested Transactions in advance. However, if advance approval is not feasible, the Interested Transaction shall be considered subsequently, and, if appropriate, ratified. In reviewing an Interested Transaction, the Nominating and Corporate Governance Committee may take into account whatever factors it deems appropriate, including comparable third-party transactions and the extent of the Related Person’s interest in the transaction.

Certain types of Interested Transactions have been pre-approved, including employment contracts which would be reportable with the SEC if the person were a Named Executive Officer, any Director compensation reportable in TSFG’s proxy statement, transactions with another company at which a Related Person is only an employee and not a control person, and which does not exceed certain dollar and revenue percentage thresholds, certain charitable contributions, transactions where the all shareholders receive proportional benefits, transactions involving competitive bids, transactions which are subject to governmental regulation as to pricing and banking transactions subject to the Federal Reserve Board’s Regulation O and other applicable banking laws.

Miscellaneous Matters Relating to the Annual Meeting

Householding of Proxy Statement, Form 10-K and Annual Report

Our stock transfer agent and a number of brokers with accountholders who are owners of TSFG voting stock will be “householding” our proxy materials. This means that only one copy of this Proxy Statement and the 2009 Annual Report may have been sent to you and the other TSFG shareholders who share your address. Householding is designed to reduce the volume of duplicate information that shareholders receive and reduce TSFG’s printing and mailing expenses.

If your household has received only one copy of these materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call our transfer agent (Registrar and Transfer Company) at 800-368-5948 or e-mail them at info@rtco.com. They will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact Registrar and Transfer Company in the same manner.

Expenses of Solicitation

TSFG will bear the cost associated with this solicitation, including the cost of preparing, handling, printing and mailing these proxy materials. Proxies will be solicited principally through these proxy materials. Proxies may also be solicited by telephone or through personal solicitation conducted by regular TSFG employees. Employees will be reimbursed for the actual out-of-pocket expenses incurred in connection with such solicitation. Banks, brokers and other custodians are requested to forward these proxy materials to their customers where appropriate, and TSFG will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses incurred in sending these proxy materials to beneficial owners of the shares.

The Company has also engaged the firm Innisfree M&A Incorporated (“Innisfree”) as proxy solicitors to assist the Company in this proxy solicitation. Employees of Innisfree may contact shareholders by mail, by telephone or through personal solicitation. The Company expects to pay Innisfree a fee of $10,000 plus expenses and fees for additional services as required.

Proposals by Shareholders For 2010 Annual Meeting

A shareholder who wishes to either (1) present a proposal for inclusion in the proxy materials relating to TSFG’s Annual Meeting of Shareholders to be held in 2011 or (2) propose one or more Director nominees for consideration by the Nominating and Corporate Governance Committee, should submit his or her proposals on or before November [__], 2010, to the Corporate Secretary of The South Financial Group, 102 S. Main Street, Greenville, South Carolina 29601. After that date, a proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below.

The Bylaws of TSFG require timely advance written notice of shareholder nominations of Director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of Director nominations by shareholders, the Bylaws require that a shareholder’s notice be delivered to the principal executive offices of TSFG during the period of time from the 30th day to the 60th day prior to the annual meeting of shareholders at which Directors are to be elected, unless such requirement is expressly waived in advance of the meeting by formal action of the Board of Directors. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to TSFG’s Corporate Secretary (at the address indicated above). To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of TSFG between the 60th and 90th days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between the 60th and 90th days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by TSFG. Such written notification to the Board must contained certain information about the shareholder making the proposal (as detailed in TSFG’s Bylaws) and otherwise comply with the procedure set forth in TSFG’s Bylaws. A copy of the Bylaws is available upon request to the Corporate Secretary of TSFG at the address indicated above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires TSFG’s Directors, executive officers and 10% shareholders to file reports of holdings and transactions in TSFG common stock with the SEC. Based on a review of Section 16(a) reports received by TSFG and written representations from its Directors and executive officers, TSFG believes that all of its executive officers, Directors and 10% shareholders have made all filings required under Section 16(a) for 2009 in a timely manner, except as follows: Mr. Brant filed one late Form 4 in February 2009 reporting the purchase of shares and Mr. Crawford filed one late Form 4 related to the sale of shares from a brokerage account in April 2008.

Financial Information

TSFG’s Annual Report on Form 10-K for the year ended December 31, 2009 (without exhibits) is enclosed. Additional copies may be obtained upon request from The South Financial Group, Post Office Box 1029, Greenville, South Carolina 29602, Attention: Investor Relations Department. Copies may also be obtained online at www.thesouthgroup.com.

March [__],  2010                                                                                                    By order of the Board of Directors,

                                   William P. Crawford, Jr.
                                    Secretary

ANNEX A
Text of Authorized Share Increase Amendment.

That the first sentence of Section 5 of the Amended and Restated Articles of Incorporation of the Corporation now reads:

“The Corporation is authorized to issue a single class of common shares, $1.00 par value per share and the total number of such shares authorized is three hundred and twenty-five million (325,000,000).”

Is amended to read as follows:

“The Corporation is authorized to issue a single class of common shares, $1.00 par value per share and the total number of such shares authorized is one billion and three hundred and fifty million (1,350,000,000).”

ANNEX B
Text Of Reverse Stock Split Amendment

Upon the filing and effectiveness (the “Effective Time”) of these Articles of Amendment, each [number of whole shares between five to fifty, inclusive] shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by this Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from this Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmittal letter by a shareholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by this Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

REVOCABLE PROXY
THE SOUTH FINANCIAL GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 18, 2010, 10:30 A.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of The South Financial Group, Inc. ("TSFG") hereby revoking all previous proxies, hereby appoints William P. Crawford, Jr. and H. Lynn Harton and each of them, the attorneys of the undersigned, with power of substitution, to vote all stock of The South Financial Group, Inc. standing in the name of the undersigned upon all matters at TSFG’s Annual Meeting to be held in the Gunter Theatre, Peace Center for the Performing Arts, 200 South Main Street, Greenville, SC on Tuesday, May 18, 2010 at 10:30 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned's vote as specified in this instruction card.

This proxy is solicited on behalf of the Board of Directors of The South Financial Group, Inc. If not otherwise specified, this proxy will be voted for approval of Proposals 1 2, 3, 4, 5, and 6.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)
FOLD AND DETACH HERE

THE SOUTH FINANCIAL GROUP, INC. — ANNUAL MEETING, MAY 18, 2010

YOUR VOTE IS IMPORTANT!
Annual Meeting Materials are available on-line at:
www.thesouthgroup.com/proxy

You can vote in one of three ways:
1. Call toll free 1-866-855-9697 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NOCHARGE to you for this call.
or
2. Via the Internet at https://www.proxyvotenow.com/tsfg and follow the instructions.
or
3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Please mark votes as indicated in this example ☒

REVOCABLE PROXY
The South Financial Group, Inc.

Annual Meeting of Shareholders
May 18, 2010

C O M M O N

1.ELECTION OF DIRECTORS set forth below (except as marked to the contrary below) and to set the number of directors at 9 persons.
For	Withhold

□	□

      Nominee:
      (01)  William S. Hummers III

2. Proposal to approve an amendment to our Articles of Incorporation setting the number of authorized common shares at 1.35 billion.
For	Against	Abstain

□	□	□

3. Proposal to approve an amendment to our Articles of Incorporation to effect a reverse stock split of our common stock by a ratio of not less than one-for-five and not more than one-for-fifty, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion.

For	Against	Abstain

□	□	□

4. Proposal to amend the Employee Stock Purchase Plan to increase the authorized shares thereunder for issuance by 400,000 shares.
For	Against	Abstain
□	□	□

5. Proposal to vote on nonbinding resolution to ratify the compensation of the Named Executive Officers set forth in this Proxy Statement.
For	Against	Abstain

□	□	□

6. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as TSFG's independent registered public accounting firm for fiscal year 2010.
For	Against	Abstain

□	□	□

7. At their discretion upon such other matters as may properly come before the Annual Meeting and any adjournment.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4, 5, AND 6.

Mark here if you plan to attend the meeting                    ☐
Mark here for address change and note change             ☐
___________________________________________
___________________________________________
Please sign this instruction card as your name or names appear hereon. If stock is held jointly, signature should appear for both names. When signing as attorney, administrator, trustee, guardian or agent, please indicate the capacity in which you are acting. If stock is held by a corporation, please sign in full corporate name by authorized officer and give title of office. If shares are held jointly, each holder should sign.

Please be sure to date and sign
this instruction card in the box below.

Date __________________________________

_______________________________________
Sign above

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 18, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.
Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 a.m., May 18, 2010.
1-866-855-9697

Vote by Internet
anytime prior to
3 a.m., May 18, 2010: go to
https://www.proxyvotenow.com/tsfg

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS: Access at www.thesouthgroup.com/proxy

Your vote is important!